Exhibit 10.1

AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT

Dated as of June 9, 2005

Among

LASALLE HOTEL OPERATING PARTNERSHIP, L.P.

as the Borrower,

BANK OF MONTREAL, CHICAGO BRANCH

as Administrative Agent,

BANK OF AMERICA, N.A.

as Syndication Agent,

and

THE BANKS NAMED HEREIN

as the Banks

HARRIS NESBITT CORP.

as Co-Arranger and Co-Book Manager and

BANC OF AMERICA SECURITIES LLC

as Co-Arranger and Co-Book Manager

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-ii-

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EXHIBITS:

Exhibit A	—	Form of Note
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Environmental Indemnity
Exhibit E	—	Form of Guaranty
Exhibit F	—	Form of Notice of Borrowing
Exhibit G	—	Form of Notice of Conversion or Continuation

SCHEDULES:

Schedule 1.01(a)	—	Commitments
Schedule 1.01(b)	—	Existing Properties
Schedule 1.01(c)	—	Guarantors
Schedule 1.01(d)	—	Qualified Ground Leases
Schedule 4.01	—	Subsidiaries
Schedule 4.08	—	Litigation
Schedule 4.17	—	Legal Requirements; Zoning; Utilities; Access
Schedule 4.18	—	Existing Indebtedness
Schedule 5.07	—	Insurance

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AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT

This AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT, dated as of June 9, 2005, is among LASALLE HOTEL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as the Borrower, BANK OF MONTREAL, CHICAGO BRANCH, as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent and the Banks.

The Borrower has requested, and the Banks have agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements contained in this Agreement, the parties hereto do hereby agree as follows:

WITNESSETH THAT:

WHEREAS, the Borrower, the Banks party thereto, Bank of Montreal, Chicago Branch, as Administrative Agent, and Fleet National Bank, as Syndication Agent, are currently party to that certain Senior Unsecured Credit Agreement dated as of November 20, 2003 (the “Prior Credit Agreement”). The Borrower has requested that the Prior Credit Agreement be amended in certain respects to, inter alia, (i) remove the Borrowing Base (as defined in the Prior Credit Agreement) restriction, (ii) allow the Borrower to request that the Total Commitments be increased to $400,000,000 (iii) amend the Applicable Margin, (iv) adjust certain financial covenants, (v) remove Fleet National Bank and the Bank of Nova Scotia as Banks (each, a “Departing Bank”) and replace Fleet National Bank with Bank of America, N.A., as Syndication Agent and (vi) make certain additional modifications to the Prior Credit Agreement, and for the sake of clarity and convenience, the Borrower has requested that the Prior Credit Agreement be restated in its entirety as so amended.

WHEREAS, the Borrower has requested that the Lenders continue to extend credit to the Borrower, and those Banks, upon the occurrence of the Closing Date and subject to the terms hereof, will continue to lend monies and/or make advances, extensions of credit or other financial accommodations to, on behalf of or for the benefit of the Borrower pursuant hereto.

NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into this Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the parties hereto hereby agree to the following:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accession Agreement” means an Accession Agreement in the form attached respectively to the Guaranty and Environmental Indemnity as Annex 1 thereto, which agreement causes the Person executing and delivering the same to the Administrative Agent to become a party to the Guaranty and Environmental Indemnity.

“Acquisition Agreements” means for any Hotel Property the agreements entered into in connection with the acquisition of such Hotel Property.

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 2%.

“Adjusted Corporate EBITDA” means, for any period, the Corporate EBITDA for such period adjusted for any Hotel Property acquired or disposed of during such period to include or exclude, as appropriate, the Adjusted NOI of such Hotel Property for such period, plus the aggregate FF&E Reserves for such period for such Hotel Property; provided that with regard to any acquisition of a Hotel Property, the addition of such Hotel Property’s Adjusted NOI for such period is subject to verification by either an accounting firm acceptable to the Administrative Agent or written certification acceptable to the Administrative Agent from an officer of the Borrower that such Adjusted NOI is true and accurate.

“Adjusted Net Worth” means, for the Parent as of any date, the sum of (a) the Parent’s Net Worth on such date plus (b) the minority interest reflected in the Parent’s balance sheet on such date determined in accordance with GAAP.

“Adjusted NOI” means, for any Hotel Property for any period, an amount equal to (a) the net income of such Hotel Property for such period after taxes, as determined in accordance with GAAP, excluding, however, those items that the Administrative Agent determines are extraordinary items, including but not limited to (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets) other than in the ordinary course of business, (ii) any write-up or write-down of assets, and (iii) expenses incurred in connection with hotel conversions prior to the opening of any such converted hotels; provided that (x) to the extent that the net income for any Hotel Property does not include a reasonable allocation of administrative, accounting or other overhead of the Person or Persons who directly or indirectly own or lease such Hotel Property which directly pertains to the operation of Hotel Properties, then such allocation amount shall be deemed subtracted from such net income for purposes of the financial tests and other definitions contained in this Agreement which utilize Adjusted NOI, and (y) golf initiation fees shall be measured on a cash basis, plus (b) to the extent deducted in determining Adjusted NOI, Interest Expense, income taxes, depreciation, amortization, and other non-cash items for such period, as determined in accordance with GAAP plus (c) for the Hyatt Boston, the Hyatt Boston Deemed Interest, minus (d) the aggregate FF&E Reserves for such period for such Hotel Property.

“Administrative Agent” means Bank of Montreal, Chicago Branch, in its capacity as Administrative Agent for the Banks pursuant to Article IX and any successor Administrative Agent appointed pursuant to Section 9.06.

“Advance” means an Advance by a Bank to the Borrower, any such Advance being either a Base Rate Advance or a LIBOR Advance.

“Affected Bank” has the meaning set forth in Section 2.14(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

“Agreement” means this Amended and Restated Senior, Unsecured Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time.

“Allocation Percentage” means, for any Person, with respect to a Person’s Joint Venture Subsidiary, the percentage ownership interest of such Person in such Joint Venture Subsidiary.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance and such Bank’s LIBOR Lending Office in the case of a LIBOR Advance.

“Applicable Margin” means, (a) with respect to each Type of Advance at any date, the applicable percentage per annum set forth below based upon the Status then in effect under the column for such Type of Advance, (b) with respect to the letter of credit fee payable under Section 2.03(b) at any date, the applicable percentage per annum set forth below under the column “Letters of Credit & LIBOR Advances,” based upon the Status then in effect, and (c) with respect to the commitment fee payable under Section 2.03(a) at any date, the applicable percentage per annum set forth below under the column “Unused Commitment Fee,” based upon the Status then in effect.

	BASE RATE ADVANCES	LETTERS OF CREDIT & LIBOR ADVANCES	UNUSED COMMITMENT FEE
Level I Status	.00%	1.375%	.15%
Level II Status	.00%	1.50%	.20%
Level III Status	.125%	1.625%	.20%
Level IV Status	.25%	1.75%	.20%
Level V Status	.75%	2.50%	.35%

“Approved Other Country” means each of the following countries: Canada, Mexico, United Kingdom, France, Germany, Spain, Belgium, The Netherlands, Luxembourg, Italy, Portugal, Austria, Switzerland, Norway, Sweden, Denmark, U. S. Virgin Islands, Bahamas, and Puerto Rico.

“Approved Third Party Operating Leases” means all operating leases for which either the Borrower or the Guarantor is a party thereto, except any operating lease for which LaSalle Leasing is a lessee.

“Asset Disposition” means any sale, lease of substantially all of a Hotel Property (in which the Borrower or a Guarantor is lessor), conveyance, exchange, transfer, or assignment of any Property by the Borrower or a Guarantor to a Person other than the Borrower or a Guarantor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit B.

“Banks” means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.06.

“Base Rate Advance” means an Advance which bears interest as provided in Section 2.06(a).

“Borrower” means LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each Bank pursuant to Section 2.01 or Converted by each Bank to Advances of a different Type pursuant to Section 2.02(b).

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City or Chicago, Illinois and, if the applicable Business Day relates to any LIBOR Advances, any day other than a Saturday or Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England.

“Calculated Value” means for any Hotel Property (a), for any Hotel Property leased to a Subsidiary of the Borrower, the Adjusted NOI for such Hotel Property for the preceding Rolling Period and, for any Hotel Property not leased to a Subsidiary of the Borrower, the lesser of (i) the Adjusted NOI for such Hotel Property for the preceding Rolling Period or (ii) the actual rental payments received by the Parent or its Subsidiary under the participating lease for such Hotel Property during such Rolling Period divided by (b) the Capitalization Rate.

“Capital Expenditure” means any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, Real Property or equipment which in accordance with GAAP would be capitalized in the fixed asset accounts of such Person making such expenditure, including, without limitation, amounts paid or payable for such purpose under any conditional sale or other title retention agreement or under any Capital Lease, but excluding repairs of Property in the normal and ordinary course of business.

“Capitalization Event” means any sale or issuance by the Parent or any of its Subsidiaries of equity securities except for the issuance of the Borrower’s operating partnership units in exchange for a direct or indirect ownership interest in a Person that owns a Hotel Property.

“Capitalization Rate” means 9.00%.

“Capital Lease” means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

“Cash Collateral Account” means a special cash collateral account containing cash deposited pursuant to the terms of this Agreement to be maintained at Harris Trust and Savings Bank in accordance with Section 8.04.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.1 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Commitment” means, with respect to any Bank, the amount set opposite such Bank’s name on Schedule 1.01(a) as its Commitment, or if such Bank has entered into any Assignment and Acceptance, the amount set forth for such Bank as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(c), as such amount may be reduced pursuant to Section 2.04.

“Compliance Certificate” means a certificate of the Borrower in substantially the form of the attached Exhibit C.

“Consolidated” refers to the consolidation of the accounts of the Borrower with the Borrower’s Subsidiaries and the Parent with the Parent’s Subsidiaries, as applicable, in accordance with GAAP.

“Consolidated Total Assets” means, at any time the same is to be determined, the aggregate book value of all assets that would appear on the balance sheet of the Parent and the Parent’s Subsidiaries determined on a Consolidated basis in accordance with GAAP, plus the aggregate book value of the accumulated depreciation of such assets determined on a Consolidated basis in accordance with GAAP.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the Board of Directors of such Person.

“Controlled Group” means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Parent and the Borrower, are treated as a single employer under Section 414 of the Code.

“Corporate EBITDA” means, for any period for which such amount is being determined, an amount equal to (a) the net income of the Parent (on a Consolidated basis) for such period after taxes, as determined in accordance with GAAP, excluding, however, those items that the Administrative Agent determines are extraordinary items, including but not limited to (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, (ii) any write-up or write-down of assets, (iii) any loss or other expense incurred in connection with the Meridian Lawsuit and (iv) expenses incurred in connection with hotel conversions prior to the opening of any such converted hotels; provided that golf initiation fees shall be measured on a cash basis, plus (b) to the extent deducted in determining Corporate EBITDA, Interest Expense, income taxes, depreciation, amortization, and other non-cash items for such period, as determined in accordance with GAAP plus (c) to the extent deducted in determining Corporate EBITDA, the Hyatt Boston Deemed Interest.

“Convert”, “Conversion”, and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

“Credit Documents” means this Agreement, the Notes, the Guaranties, the Environmental Indemnities, the Fee Letter and each other agreement, instrument or document executed by the Borrower, any of its Subsidiaries or the Parent at any time in connection with this Agreement.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Departing Bank” is defined in the first paragraph of the recitals on Page 1 of this Agreement.

“Development Property” means either (a) a new Hotel Property under construction including the conversion of a non-Hotel Property into a Hotel Property or (b) an existing Hotel Property which is undergoing an expansion pursuant to which the total guest rooms for such Hotel Property will be increased by 50% or more.

“Dollar Equivalent” means the equivalent in another currency of an amount in U.S. Dollars to be determined by reference to the rate of exchange quoted by the Administrative Agent, at 12:00 Noon (Chicago, Illinois time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Operations Contact” in the questionnaire such Bank provided to the Administrative Agent, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means (a) a commercial bank (or other financial institution acceptable to the Administrative Agent, the Syndication Agent and the Borrower) organized under the laws of the United States, or any State thereof, and having primary capital of not less than $250,000,000 and approved by the Administrative Agent, the Syndication Agent and the Issuing Bank, which approvals will not be unreasonably withheld, (b) a commercial bank (or other financial institution acceptable to the Administrative Agent, the Syndication Agent and the Borrower) organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 (or its Dollar Equivalent) and approved by the Administrative Agent, the Syndication Agent and the Issuing Bank, which approvals will not be unreasonably withheld, (c) a Bank, and (d) an Affiliate of the respective assigning Bank, without approval of any Person but otherwise meeting the eligibility requirements of (a) or (b) above.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8), as amended.

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Indemnity” means that Amended and Restated Environmental Indemnification Agreement effective the date hereof executed by the Borrower, the Parent and all Subsidiaries of the Borrower (excluding the Permitted Other Subsidiaries) any additional Environmental Indemnity Agreements in substantially the form of the attached Exhibit D and any future environmental indemnities executed in connection with any Hotel Property, as any of such environmental indemnities may be amended hereafter in accordance with the terms of such agreements.

“Environmental Law” means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Properties” means collectively the Hotel Properties listed on Schedule 1.01(b), and “Existing Property” means any of such Hotel Properties.

“Event of Default” has the meaning set forth in Section 8.01.

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” has the meaning set forth in Section 2.03(c).

“FF&E” means furniture, fixtures and equipment.

“FF&E Reserve” means, for any Person or any Hotel Property for any period, a reserve equal to four percent (4%) of gross revenues from any Hotel Property owned by such Person or from such Hotel Property, as applicable, for such period.

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Fixed Charge Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the Corporate EBITDA for such Rolling Period less the aggregate FF&E Reserves for such period in respect of each Hotel Property owned by the Parent or its Subsidiaries (whether located on land owned by or land leased to such owner of the Hotel Property) to (b) the Fixed Charges for such Rolling Period.

“Fixed Charges” means, for the period for which such amount is being determined, the sum of the following amounts for the Parent and the Parent’s Subsidiaries on a Consolidated basis: (a) the amount (without duplication) of all mandatory principal payments scheduled to be made (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is payable in a single installment at final maturity), (b) Parent’s Interest Expense, (c) all payments scheduled to be made in respect of Capital Leases, and (d) all preferred stock dividends.

“Fund,”“Trust Fund,” or “Superfund” means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. § 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. § 9641 (1988), which statutory provisions have been amended or repealed by the Superfund Amendments and Reauthorization Act of 1986, and the “Fund,” “Trust Fund,” or “Superfund” that are now maintained pursuant to 42 U.S.C.§ 9507.

“Funds From Operations” means, for any period for which such amount is being determined, an amount equal to Net Income for such period excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus depreciation and amortization of Real Property and after adjustments for unconsolidated partnerships and joint ventures, and excluding any payments that the Administrative Agent has determined are extraordinary items referenced in the definition of Net Income, including, but not limited to, those items referenced in clauses (i), (ii), (iii) and (iv) of such definition.

“Future Property” means any Hotel Property except for the Existing Properties which the Borrower or any Subsidiary of the Borrower acquires.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Parent, the Borrower, any Subsidiaries of the Borrower or the Parent, any participating lessee, a manager or any of their respective Properties.

“Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

“Guarantor” means (a) the Parent, (b) each Subsidiary which owns an Unencumbered Property, (c) each other direct or indirect Wholly-Owned Subsidiary of the Borrower (except for any direct or indirect Wholly-Owned Subsidiary which is contractually prohibited from acting as a Guarantor by the terms of any document evidencing or securing Indebtedness of the Borrower or its Subsidiaries permitted by the terms of this Agreement), and (d) each other direct or indirect Joint Venture Subsidiary or Unconsolidated Entity of the Borrower designated by the Administrative Agent (except for any such Person which is contractually prohibited from acting as a Guarantor by the terms of (i) any document evidencing or securing Indebtedness of the Borrower or its Subsidiaries permitted by the terms of this Agreement or (ii) the organizational documents of such Person). The Guarantors on the Closing Date are identified on Schedule 1.01(c).

“Guaranty” means that Amended and Restated Guaranty and Contribution Agreement effective the date hereof executed by the Parent, the Borrower and all of the Subsidiaries of the Borrower (excluding the Permitted Other Subsidiaries), evidencing the joint and several guaranty by the signatories thereto of the Obligations of Borrower in respect of the Credit Documents, any additional Guaranty and Contribution Agreements in substantially the form of the attached Exhibit F executed to secure Advances and any future guaranty and contribution agreement executed to secure Advances, as any of such agreements may be amended hereafter in accordance with the terms of such agreements.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radio nuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hotel Property” for any hotel means the Real Property and the Personal Property for such hotel.

“Hotel Value” means, with respect to any Hotel Property, at any date, the value thereof to be calculated as follows:

(a) For a Seasoned Property, the Calculated Value for such Seasoned Property; and

(b) For a New Property, the Investment Amount in such New Property; provided that if the Borrower can provide the Administrative Agent financial reports for such New Property for the period prior to the acquisition of such New Property which have been reviewed by KPMG Peat Marwick L.L.P. or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, then at the Borrower’s election the Hotel Value for such New Property will be the lesser of (i) the Calculated Value for such New Property or (ii) 120% of the Investment Amount in such New Property.

However, the Hotel Value of a Hotel Property owned or leased by a Joint Venture Subsidiary shall be deemed to be the Allocation Percentage of the value calculated above for such Hotel Property.

“Hyatt Boston” means the Hotel Property called the Hyatt Harborside Hotel, located in Boston, Massachusetts.

“Hyatt Boston Deemed Interest” means approximately $200,000 per year of payments made or to be made by the Hyatt Boston Lessee under the Hyatt Boston Lease which terminate upon the redemption of the Hyatt Boston Existing Bonds.

“Hyatt Boston Existing Bonds” means Massachusetts Port Authority Special Project Revenue Bonds, Series 2001-A (Tax Exempt) and 2001-B (Taxable) issued by the Hyatt Boston Issuer.

“Hyatt Boston Issuer” means the Massachusetts Port Authority.

“Hyatt Boston Lease” means that certain Amended and Restated Ground Lease, by and between the Hyatt Boston Issuer and the Hyatt Boston Lessee, as amended.

“Hyatt Boston Lessee” means LHO Harborside Hotel, LLC.

“Improvements” for any hotel means all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to the Land for such hotel; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

“Indebtedness” means (without duplication), at any time and with respect to any Person, (a) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables, accruals or bank drafts arising in the ordinary course of business); (b) indebtedness of others in the amount which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefor or for which such Person is liable as a partner of such Person; (c) indebtedness of others in the amount secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness; (d) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade payables or bank drafts arising in the ordinary course); (e) obligations of such Person under Capital Leases; (f) obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates; and (g) all preferred stock that is issued by such Person that is redeemable by the holder thereof in cash, a cash equivalent or some type of Indebtedness or convertible to some type of Indebtedness.

“Interest Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) Corporate EBITDA for such Rolling Period to (b) the Parent’s Interest Expense for such Rolling Period.

“Interest Expense” means, for any Person for any period for which such amount is being determined, the total interest expense (including that properly attributable to Capital Leases in accordance with GAAP) and all charges incurred with respect to letters of credit determined on a Consolidated basis in conformity with GAAP, plus capitalized interest of such Person and its Subsidiaries plus for the Hyatt Boston Lessee, the Hyatt Boston Deemed Interest.

“Interest Period” means, for each LIBOR Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three, six, nine or twelve months (provided, however, that there may be a one-time duration of two weeks for the initial Interest Period), in each case as the Borrower may select, upon notice received by the Administrative Agent not later than 12:00 Noon (Chicago, Illinois time) on the third Business Day prior to the first day of such Interest Period, provided, however, that:

(a) Interest Periods for Advances of the same Borrowing shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d) each successive Interest Period shall commence on the day on which the next preceding Interest Period expires; and

(e) no Interest Period with respect to any portion of any Advance shall extend beyond the Maturity Date.

“Interest Rate Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower, the Parent or any of their respective Subsidiaries against fluctuations in interest rates.

“Investment” means, with respect to any Person, (a) any loan or advance to any other Person, (b) the ownership, purchase or other acquisition of, any Stock, Stock Equivalents, other equity interest, obligations or other securities of, (i) any other Person, or (ii) all or substantially all of the assets of any other Person, or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, or (c) any joint venture or partnership with, or any capital contribution to, or other investment in, any other Person or any real property.

“Investment Amount” means (a) for any Hotel Property the sum of (i) for any Existing Property, the amount set forth for such Existing Property on Schedule 1.01(b) attached hereto, and for any other Hotel Property, the aggregate purchase price paid by the Borrower or its Subsidiary for such other Hotel Property (giving effect to any securities used to purchase a Hotel Property at the fair market value of the securities at the time of purchase based upon the price at which such securities could be exchanged into the Parent’s common stock assuming such exchange occurred on the date of acquiring the Hotel Property), and (ii) 95% of (A) the actual cost of any Capital Expenditures or FF&E expenditures for such Hotel Property made by the Borrower or its Subsidiaries during any period minus (B) the FF&E Reserve for such Hotel Property for such period, and (b) for any other Investment the aggregate purchase price paid by the Borrower or its Subsidiary for such other Investment (giving effect to any securities used to purchase such Investment at the fair market value of the securities at the time of purchase based upon the price at which such securities could be exchanged into the Parent’s common stock assuming such exchange occurred on the date of acquiring such Investment).

“Issuing Bank” means Bank of Montreal, Chicago Branch; any Bank approved by the Administrative Agent and the Borrower as an “Issuing Bank”; or any Bank acting as a successor issuing bank pursuant to Section 9.06, and “Issuing Banks” means, collectively, all of such Banks.

“Joint Venture Guarantor” means a direct or indirect Wholly-Owned Subsidiary of the Borrower that (a) has no assets other than its equity interests in Joint Venture Subsidiaries whose sole assets are Unencumbered Properties, (b) is not liable for any Indebtedness other than the Obligations, (c) complies in all material respects with all of the covenants and requirements of the Guarantors under the Credit Documents and (d) has delivered to the Administrative Agent either (A) an original Guaranty and Environmental Indemnity Agreement executed by it or (B) an Accessation Agreement executed by it.

“Joint Venture Subsidiary” of a Person means any Subsidiary of such Person which is controlled and managed by such Person, except for a Wholly-Owned Subsidiary.

“Land” for any hotel means the real property upon which the hotel is located, together with all rights, title and interests appurtenant to such real property, including without limitation all rights, title and interests to (a) all strips and gores within or adjoining such property, (b) the streets, roads, sidewalks, alleys, and ways adjacent thereto, (c) all of the tenements, hereditaments, easements, reciprocal easement agreements, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, (d) all reversions and remainders, (e) all air space rights, and all water, sewer and wastewater rights, (e) all mineral, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, and (f) all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in anywise appertaining thereto.

“LaSalle Leasing” means LaSalle Hotel Lessee, Inc.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

“Letter of Credit” means, individually, any letter of credit issued by the Issuing Bank in accordance with the provisions of Section 2.13 of this Agreement, including, without limitation, each Letter of Credit existing on the Closing Date, issued by the Issuing Bank under the Prior Credit Agreement, and “Letters of Credit” means all such letters of credit collectively.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit and any reimbursement or other agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit and (b) the aggregate unpaid amount of all Letter of Credit Obligations at such time.

“Letter of Credit Obligations” means all obligations of the Borrower arising in respect of the Letter of Credit Documents, including without limitation the aggregate drawn amounts of Letters of Credit which have not been reimbursed by the Borrower or converted into a Base Rate Advance pursuant to the provisions of Section 2.13(c).

“Leverage Ratio” means the percentage obtained by dividing (a) the Parent’s Total Liabilities by (b) the Adjusted Corporate EBITDA.

“LIBOR” means, for the Interest Period for each LIBOR Advance comprising part of the same Borrowing, an interest rate per annum equal to (A) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits in Dollars for a period equal to such Interest Period that appears on the Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period, provided that, if such rate is not available for any reason, the rate for this clause (A) shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars are offered by the

Administrative Agent to leading banks and accepted by leading banks in the London interbank eurodollar market at approximately 12:00 Noon (London time) two (2) Business Days before the first day of such Interest Period, in an amount substantially equal to the Administrative Agent’s LIBOR Advance comprising part of such Borrowing and for a period equal to such Interest Period divided by (B) one minus the LIBOR Reserve Requirement. It is agreed that for purposes of this definition, LIBOR Advances made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D.

“LIBOR Advance” means any Advance which bears interest as provided in Section 2.06(b).

“LIBOR Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Operations Contact” in the questionnaire such Bank provided to the Administrative Agent, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“LIBOR Reserve Requirement” shall mean, on any day, that percentage (expressed as a decimal fraction) which is in effect on such date, as provided by the Federal Reserve System for determining the maximum reserve requirements generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to the Administrative Agent (including, without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to “Eurocurrency liabilities” as currently defined as Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding (or other category of liabilities which includes deposits by reference to which the interest rate on a LIBOR Advance is determined or any category or extensions of credit which includes loans by a non-United States office of the Administrative Agent to United States residents). Each determination by the Administrative Agent of the LIBOR Reserve Requirement, shall, in the absence of manifest error, be conclusive and binding upon the Borrower.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

“Liquid Investments” means cash and the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States;

(b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Bank or (B) any other bank or trust company which has a combined capital surplus and undivided profit of not less than

$250,000,000 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s, and (ii) commercial paper issued by (A) any Bank or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-2” (or the then equivalent) by the rating service of S&P or not less than “P-2” (or the then equivalent) by the rating service of Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Administrative Agent;

(c) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s; and

(d) such other instruments (within the meaning of New York’s Uniform Commercial Code) as the Borrower may request and the Administrative Agent may approve in writing, which approval will not be unreasonably withheld.

“Material Adverse Change” shall mean a material adverse change in the business, financial condition, or results of operations of the Borrower, the Parent or the Borrower, the Parent and the other Guarantors taken as a whole, in each case since the date of the most recent financial statements of the Borrower or the Parent delivered to the Banks.

“Maturity Date” means June 8, 2008; as such date may be extended pursuant to the provisions of Section 1.07.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Meridian Lawsuit” means that certain action captioned “LHO New Orleans, LM, L.P. v. MHI Leaseco New Orleans, Inc., et. al” in the Civil District Court for the Parish of Orleans and bearing Nos. 2002-515 and 2002-534.

“Minimum Tangible Net Worth” means, with respect to the Parent, at any time, the sum of (a) $357,000,000 plus (b) 75% of the aggregate net proceeds received by the Parent or any of its Subsidiaries after the Closing Date in connection with any offering of Stock or Stock Equivalents of the Parent or its Subsidiaries, plus (c) 75% of the value of any partnership interests in Borrower issued after the Closing Date for the acquisition of a Hotel Property or any interest in a Hotel Property permitted hereunder.

“Moody’s” means Moody’s Investor Service Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Parent, the Borrower or any member of a Controlled Group is making or accruing an obligation to make contributions.

“Net Income” means, for any period for which such amount is being determined, the net income of the Parent (on a consolidated basis) after taxes, as determined in accordance with GAAP, excluding, however, those items that the Administrative Agent determines are extraordinary items, including but not limited to (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, (ii) any write-up or write-down of assets, (iii) any loss or other expense incurred in connection with the Meridian Lawsuit and (iv) expenses incurred in connection with hotel conversions prior to the opening of any such converted hotels; provided that golf initiation fees shall be measured on a cash basis.

“Net Worth” means, for any Person, stockholders equity of such Person determined in accordance with GAAP.

“New Property” means, as at any date, any Hotel Property that is not a Seasoned Property.

“Note” means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit A, evidencing indebtedness of the Borrower to such Bank resulting from Advances owing to such Bank, and “Notes” means all of such promissory notes.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

“Obligations” means all Advances, Letter of Credit Obligations, and other amounts payable by the Borrower to the Administrative Agent or the Banks under the Credit Documents.

“Parent” means LaSalle Hotel Properties, a Maryland trust.

“Parent Common Stock” means the common shares of beneficial interest of Parent, par value $.01 per share.

“Parent Hotel Properties” means all Hotel Properties owned or leased by the Parent or one of the Parent’s Subsidiaries, including without limitation Unencumbered Properties.

“Parent’s Interest Expense” means, for the period for which such amount is being determined, the Interest Expense for the Parent and the Parent’s Subsidiaries on a Consolidated basis.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” means the Liens permitted to exist pursuant to Section 6.01.

“Permitted Hazardous Substances” means (a) Hazardous Substances, petroleum and petroleum products which are (i) used in the ordinary course of business and in typical quantities for a hotel and (ii) generated, used and disposed of in accordance with all Legal Requirements and good hotel industry practice and (b) non-friable asbestos to the extent (i) that no applicable Legal Requirements require removal of such asbestos from the Hotel Property and (ii) such asbestos is encapsulated in accordance with all applicable Legal Requirements and such reasonable operations and maintenance program as may be required by the Administrative Agent.

“Permitted Hotel Sale” means the Asset Disposition of all, but not a portion, of (a) a Hotel Property or (b) the ownership interest in a Subsidiary of the Borrower which owns a Hotel Property, in either case with respect to which no Default has occurred and is continuing or would occur upon the consummation of such Asset Disposition.

“Permitted Non-Unencumbered Property” means any Hotel Property (a) which is not an Unencumbered Property; (b) which is owned by a Permitted Other Subsidiary; and (c) which neither is subject to any Environmental Claim, nor contains any Hazardous Substance which could reasonably be expected to cause a Material Adverse Change.

“Permitted Other Subsidiaries” means a Wholly-Owned Subsidiary or a Joint Venture Subsidiary of the Borrower which (a) does not own any Unencumbered Property, and (b) is a bankruptcy remote, single purpose Person.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Personal Property” for any Hotel Property means all FF&E, inventory and other personal property of every kind, whether now existing or hereafter acquired, tangible and intangible, now or hereafter located on or about the Land, and used or to be used in the future in connection with the operation of such Hotel Property.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Parent, the Borrower or any member of a Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Preliminary Property Plan” means for any Hotel Property, the preliminary financial projections of the Capital Expenditures and the expenditures for FF&E for such Hotel Property in connection with a renovation or expansion (but not maintenance) of such Hotel Property, as such projections may be amended by the Borrower from time to time.

“Prescribed Forms” means such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Bank providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrower to make payments hereunder for the account of such Bank free of deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

“Prime Rate” shall mean the rate of interest per annum publicly announced by the Administrative Agent from time to time as its U.S. prime rate in effect at its office in Chicago, Illinois; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Prior Credit Agreement” is defined in the first paragraph of the recitals on Page 1 of this Agreement.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Property Owner” for any Existing Property or Future Property, means the Person who owns fee or leasehold title interest (as applicable) in, and to such Property.

“Pro Rata Share” means, at any time with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank’s Commitment at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank’s aggregate outstanding Advances and participation interest in the Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.

“Qualified Ground Lease” means each of the ground leases or subground leases set forth on Schedule 1.01(d) hereto and for a Future Property means any ground lease (a) which is a direct ground lease granted by the fee owner of real property, (b) which may be transferred and/or assigned without the consent of the lessor (or as to which the lease expressly provides that (i) such lease may be transferred and/or assigned with the consent of the lessor and (ii) such consent shall not be unreasonably withheld or delayed) or subject to certain reasonable pre-defined requirements, (c) which has a remaining term (including any renewal terms exercisable at the sole option of the lessee) of at least twenty (20) years, (d) under which no material default has occurred and is continuing, (e) with respect to which a Lien may be granted without the consent of the lessor, (f) which contains lender protection provisions acceptable to the Administrative Agent, including, without limitation, provisions to the effect that (i) the lessor shall notify any holder of a Lien in such lease of the occurrence of any default by the lessee under such lease and shall afford such holder the option to cure such default, and (ii) in the event that such lease is terminated, such holder shall have the option to enter into a new lease having terms substantially identical to those contained in the terminated lease and (g) which is otherwise acceptable in form and substance to the Administrative Agent.

“Real Property” for any hotel means the Land and the Improvements for such hotel, including without limitation, parking rights and any and all real property rights to other ancillary functions necessary for the operation of such hotel.

“Register” has the meaning set forth in paragraph (c) of Section 10.06.

“REIT” means a real estate investment trust under Sections 856-860 of the Code.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA.

“Required Lenders” means, at any time, Banks holding at least 51% of the then aggregate unpaid principal amount of the Notes and the Letter of Credit Exposure of the Banks at such time, or, if no such principal amount of the Notes and Letter of Credit Exposure is then outstanding, Banks having at least 51% of the aggregate amount of the Commitments at such time.

“Required Work” means, for any Future Property that is an Unencumbered Property, the work agreed upon by the Borrower and the Administrative Agent, if any, as the Required Work for such Future Property.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means the Chief Executive Officer, President, Executive Vice President, Chief Operating Officer, Chief Financial Officer, or Treasurer of any Person.

“Restricted Payment” means (a) any direct or indirect payment, prepayment, redemption, purchase, or deposit of funds or Property for the payment (including any sinking fund or defeasance), prepayment, redemption or purchase of Indebtedness not permitted by this Agreement, and (b) the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition of, any shares of any capital stock, any limited liability company interests or any partnership interests of such Person, other than (i) dividends or distributions payable in such Person’s stock, limited liability company interests or any partnership interests and (ii) payment of cash proceeds received from the issuance of stock of such Person for the purchase, redemption or acquisition of a different class of such Person’s stock.

“Rolling Period” means, as of any date, the four Fiscal Quarters ending on or immediately preceding such date.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereof.

“Seasoned Property” means, as at any date, a Hotel Property that has been owned for four (4) or more Fiscal Quarters, by the Parent or by a Person that has been a Subsidiary of the Parent during such entire period.

“Secured Non-Recourse Indebtedness” of any Person means all Indebtedness of such Person with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such Indebtedness; provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for fraud, misrepresentation, misapplication of cash, non-payment of real estate taxes or ground lease rent, waste and other circumstances customarily excluded from non-recourse provisions in non-recourse financing of real estate shall not, by itself, prevent any Indebtedness from being characterized as Secured Non-Recourse Indebtedness, provided further that if a personal recourse claim is made in connection therewith, such claim shall not constitute Secured Non-Recourse Indebtedness for the purposes of this Agreement.

“Secured Recourse Indebtedness” of any Person means any Total Liabilities (excluding any Secured Non-Resource Indebtedness) of such Person for which the obligations thereunder are secured by a Lien on any assets of such Person or its Subsidiaries.

“Status” means the existence of Level I Status, Level II Status, Level III Status, Level IV Status, or Level V Status as the case may be. As used in this definition:

“Level I Status” exists at any date if, at such date, the Leverage Ratio is less than or equal to 3.50 to 1.00;

“Level II Status” exists at any date if, at such date, the Leverage Ratio is greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00;

“Level III Status” exists at any date if, at such date, the Leverage Ratio is greater than 4.00 to 1.00 but less than or equal to 4.50 to 1.00;

“Level IV Status” exists at any date if, at such date, the Leverage Ratio is greater than 4.50 to 1.00 but less than or equal to 5.00 to 1.00; and

“Level V Status” exists at any date if, at such date, the Leverage Ratio is greater than 5.00 to 1.00.

Status shall be determined and changed as of the 45th day following any Fiscal Quarter; provided that, until the 45th day following that Fiscal Quarter first ending after the Closing Date, the Status shall be at Level III Status. The Leverage Ratio shall be based upon the components of the calculation of the Leverage Ratio for the Rolling Period just ended or as of the end of such Rolling Period, as applicable.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

“Termination Event” means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Parent, the Borrower or any of a Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Commitments” means the aggregate amount of the Banks’ Commitments which shall initially be Three Hundred Million Dollars ($300,000,000); as such amount may be increased pursuant to the provisions of Section 1.06 or decreased pursuant to the provisions of Section 2.04 or other applicable provisions of this Agreement.

“Total Liabilities” of any Person means the sum of the following (without duplication): (a) all Indebtedness of such Person and its Subsidiaries determined on a Consolidated basis in conformity with GAAP, plus (b) such Person’s Unconsolidated Entity Percentage of Indebtedness (including Secured Non-Recourse Indebtedness) of such Person’s Unconsolidated Entities, plus (c) to the extent not already included in the calculation of either of the preceding clauses (a) or (b), the aggregate amount of letters of credit for which such Person or any of its Subsidiaries would have a direct or contingent obligation to reimburse the issuers of such letters of credit upon a drawing under such letters of credit, minus (d) to the extent included in the calculation of any of the preceding clauses (a), (b) or (c), (i) trade payables and accruals incurred in the ordinary course of business, (ii) the amount of any minority interests and (iii) Capital Lease Obligations for a ground lease for any Hotel Property for which the annual rental payments for such ground lease do not exceed 30% of the Adjusted NOI for such Hotel Property, minus (e), with respect to the Parent, the sum of (i) the Parent’s cash proceeds from (x) any sale or issuance of equity securities of the Parent or Indebtedness of the Parent, provided that such sale or issuance occurred within the 60 days proceeding the date such Total Liabilities are determined and (y) any “like-kind exchange” under Section 1031 of the Code, provided that such “like-kind exchange” proceeds shall be held in escrow in accordance with the requirements of such Section 1031, (ii) Indebtedness that has been defeased in accordance with the loan documents for such Indebtedness and for which the Borrower certifies as to such defeasance in a manner reasonably satisfactory to the Administrative Agent and (iii) up to .50% of Consolidated Total Assets in cash of the Parent and its Subsidiaries, provided that such cash is not subject to any Lien or other encumbrance or restriction of any kind.

“Type” has the meaning set forth in Section 1.04.

“Unconsolidated Entity” means, with respect to any Person, at any date, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting or as a loan or advance to the other Person, and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person, if such statements were prepared as of such date.

“Unconsolidated Entity Percentage” means, for any Person, with respect to a Person’s Unconsolidated Entity, the percentage ownership interest of such Person in such Unconsolidated Entity; provided that, in the event that such Person is the general partner of such Unconsolidated Entity, such Person’s Unconsolidated Entity Percentage with respect to such Unconsolidated Entity shall be 100% with respect to any Indebtedness for which recourse may be made against any general partner of such Unconsolidated Entity (provided that such Indebtedness shall not be deemed to be recourse to such general partner solely because of certain customary carveouts to non-recourse Indebtedness); provided further that when the Investment in an Unconsolidated Entity is in the form of preferred stock or a loan or advance, the Unconsolidated Entity Percentage shall be a percentage equal to (a) the amount of such Investment divided by (b) the aggregate amount of the Investments by all Persons in the Unconsolidated Entity.

“Unencumbered” means, with respect to any Hotel Property, at any date of determination, the circumstance that such Hotel Property on such date:

(a) is not subject to any Liens (including restrictions on transferability or assignability) of any kind (including any such Lien or restriction imposed by (i) any agreement governing Indebtedness, and (ii) the organizational documents of the Borrower or any of its Subsidiaries, but excluding Permitted Encumbrances and, in the case of any Qualified Ground Lease (to the extent permitted by the definition thereof), restrictions on transferability or assignability in respect of such Qualified Ground Lease);

(b) is not subject to any agreement (including (i) any agreement governing Indebtedness, and (ii) if applicable, the organizational documents of the Borrower or any of its Subsidiaries) which prohibits or limits the ability of the Borrower or any of its

Subsidiaries to create, incur, assume or suffer to exist any Lien upon such Hotel Property, other than Permitted Encumbrances (excluding any agreement or organizational document which limits generally the amount of Indebtedness which may be incurred by the Borrower or its Subsidiaries); and

(c) is not subject to any agreement (including any agreement governing Indebtedness) which entitles any Person to the benefit of any Lien (other than Permitted Encumbrances) on such Hotel Property, or would entitle any Person to the benefit of any such Lien upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause).

For the purposes of this Agreement, any Hotel Property owned by a Subsidiary of the Borrower shall not be deemed to be Unencumbered unless both (i) such Hotel Property and (ii) all Stock owned directly or indirectly by Borrower in such Subsidiary is Unencumbered.

“Unencumbered Asset Value” means, at any date of its determination, an amount equal to the sum of (a) Liquid Investments of the Parent on a Consolidated basis on such date that (i) are not subject to any Liens of any kind (including any such Lien or restriction imposed by (A) any agreement governing Indebtedness and (B) the organizational documents of the Parent or any of its Subsidiaries); (ii) are not subject to any agreement (including (A) any agreement governing Indebtedness and (B) if applicable, the organizational documents of the Parent or any of its Subsidiaries) which prohibits or limits the ability of the Parent or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon such Liquid Investments (excluding any agreement or organizational document which limits generally the amount of Indebtedness which may be incurred by the Parent or its Subsidiaries); and (iii) is not subject to any agreement (including any agreement governing Indebtedness) which entitles any Person to the benefit of any Lien on such Liquid Investments, or would entitle any Person to the benefit of any such Lien upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause). and (b) the Unencumbered Property Hotel Value on such date.

“Unencumbered Property” means, as of any date it is to be determined, each Hotel Property that is owned or leased by the Borrower or any Guarantor, and that satisfies each of the following conditions:

(a) such Hotel Property (i) is Unencumbered, (ii) free of all material title defects, and (iii) either (A) owned (together with the land on which it is located) in fee simple by the Borrower or its direct or indirect Wholly-Owned Subsidiary or Joint Venture Subsidiary, (B) owned by the Borrower or its direct or indirect Wholly-Owned Subsidiary or Joint Venture Subsidiary and located on land leased to the Borrower or such Subsidiary pursuant to a Qualified Ground Lease, or (C) owned (together with the land on which it is located ) in fee simple by a qualified intermediary within the meaning of Internal Revenue Service Regulation 1.1031(k)-1(g)(4) that is acting for the benefit of the Borrower or its direct or indirect Wholly-Owned Subsidiary or Joint Venture Subsidiary (each such entity, a “Qualified Intermediary”), all as evidenced by a copy of the most recent ALTA Owner’s Policy of Title Insurance (or commitment to issue such a policy to the Borrower or its Subsidiary owning or to own such Hotel Property) relating to such Hotel Property showing the identity of the fee titleholder thereto and all matters of record as of its date and, if such Hotel Property is owned by a Qualified Intermediary, documents establishing that the Qualified Intermediary acts at the direction of the Borrower or its direct or indirect Wholly-Owned Subsidiary or Joint Venture Subsidiary;

(b) If the Property Owner for such Hotel Property is not the Borrower, the Property Owner shall be (i) either a Wholly-Owned Subsidiary or a Joint Venture Subsidiary of the Borrower whose sole assets are Unencumbered Properties, who is not liable for any Indebtedness other than the Obligations, who complies in all material respects with all of the covenants and requirements of Guarantors under the Credit Documents and who has delivered to the Administrative Agent either (A) an original Guaranty and Environmental Indemnity executed by such Subsidiary or (B) an Accession Agreement executed by such Subsidiary, (ii) a Qualified Intermediary, as defined in clause (a) above, whose sole assets are Unencumbered Properties, who is not liable for any Indebtedness, and whose sole beneficiary is either the Borrower or a Wholly-Owned Subsidiary or Joint Venture Subsidiary of the Borrower that complies in all material respects with all of the covenants and requirements of Guarantors under the Credit Documents and has delivered to the Administrative Agent either (A) an original Guaranty and Environmental Indemnity executed by such Subsidiary or (B) an Accession Agreement executed by such Subsidiary, or (iii) a Joint Venture Subsidiary that has at least 90% of its outstanding equity interests owned by a Joint Venture Guarantor or the Borrower.

(c) if such Hotel Property is subject to a Qualified Ground Lease, no default by the lessee under the Qualified Ground Lease exists and the Qualified Ground Lease remains in full force and effect;

(d) such Hotel Property is free of all material structural defects;

(e) such Hotel Property is (i) in compliance, in all material respects, with all applicable Environmental Laws, and (ii) not subject to any material Environmental Claim;

(f) neither all nor any material portion of such Hotel Property shall be the subject of any proceeding by a governmental authority for the condemnation, seizure or appropriation thereof, nor the subject of any negotiations for sale in lieu of condemnation, seizure or appropriation;

(g) such Hotel Property is (i) located in either the United States of America or in an Approved Other Country and (ii) either (A) a full service hotel located in a resort, convention or urban market or (B) a limited service hotel located in an urban market; and

(h) the Borrower shall have executed and acknowledged (or caused to be executed and acknowledged) and delivered to the Administrative Agent, on behalf of the Banks, all documents, and taken all actions reasonably required by the Administrative Agent from time to time to confirm the rights created or now or hereafter intended to be created under the Credit Documents, or otherwise to carry out the purposes of the Credit Documents, and the transactions contemplated thereunder, the Administrative Agent shall have received all other evidence and information that it may reasonably require.

“Unencumbered Property Hotel Value” means, at any date of its determination, an amount equal to the sum of the Hotel Values for all Unencumbered Properties on such date; provided that, for purposes of calculating this amount, the sum of the Hotel Value for all Unencumbered Properties owned or leased by Joint Venture Subsidiaries that are not Guarantors may not exceed 25% of the Unencumbered Property Hotel Value.

“Unsecured Indebtedness” of any Person means the Total Liabilities of such Person, plus, with respect to the Parent, to the extent deducted in determining Total Liabilities, those items included in clause (e) of the definition of Total Liabilities, minus the sum of the Secured Recourse Indebtedness and Secured Non-Recourse Indebtedness of such Person.

“Unsecured Interest Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the amount of (i) the aggregate Adjusted NOI for all Unencumbered Properties for such Rolling Period minus (ii) for any Unencumbered Property the Adjusted NOI attributable to the period of time prior to a Hotel Property qualifying as an Unencumbered Property plus (iii) for any previous Unencumbered Property that no longer qualifies as an Unencumbered Property during such Rolling Period the Adjusted NOI for such Hotel Property for the portion of such Rolling Period that such Hotel Property qualified as an Unencumbered Property to (b) the portion of Parent’s Interest Expense attributable to Unsecured Indebtedness for such Rolling Period.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary for which such Person’s ownership interest is 99% or more.

Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03. Accounting Terms; Changes in GAAP. (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis.

(b) Unless otherwise indicated, all financial statements of the Borrower and the Parent, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the Consolidated accounts of the Borrower, the Parent and their respective Subsidiaries (as applicable) in accordance with GAAP.

(c) If any changes in accounting principles after June 9, 2005 required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, then the parties shall enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of Borrower and its Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made. Until covenants, standards, or terms of this Agreement are amended in accordance with this Section 1.3(c), such covenants, standards and terms shall be computed and determined in accordance with accounting principles in effect prior to such change in accounting principles.

Section 1.04. Types of Advances. Advances are distinguished by “Type”. The “Type” of an Advance refers to the determination whether such Advance is a LIBOR Advance or Base Rate Advance, each of which constitutes a Type.

Section 1.05. Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

Section 1.06. Commitment Increases. (a) The Borrower shall be entitled to request that the Total Commitments be increased to an amount not exceeding Four Hundred Million Dollars ($400,000,000); provided that (i) no Default then exists, (ii) the Borrower gives the Banks thirty (30) days prior written notice of such election, (iii) no Bank shall be obligated to increase such Bank’s Commitment without such Bank’s written consent which may be withheld in such Bank’s sole discretion, (iv) the Borrower, not the Banks or the Administrative Agent, is responsible for arranging for Persons to provide the additional Commitment amounts; and (v) any Person providing any additional Commitment amount must qualify as an Eligible Assignee and be reasonably acceptable to the Administrative Agent and the Syndication Agent if such Person is not already a Bank. In connection with any such increase in the Total Commitments the parties shall execute any documents reasonably requested in connection with or to evidence such increase, including without limitation an amendment to this Agreement.

(b) On the date (“Funding Date”) of any future increase in the Total Commitments permitted by this Agreement, such date designated by the Administrative Agent, the Banks whose Commitments have increased in connection with such future increase in the Total Commitments shall fund to the Administrative Agent such amounts as may be required to cause each of them to hold its Pro Rata Share of Advances based upon the Commitments as of such Funding Date, and the Administrative Agent shall distribute the funds so received to the other Banks in such amounts as may be required to cause each of them to hold its Pro Rata Share of Advances as of such Funding Date. The Banks receiving such amounts to be applied to LIBOR Advances may demand payment of the breakage costs under Section 2.08 as though Borrower had elected to prepay such LIBOR Advances on such date and the Borrower shall pay the amount so demanded as provided in Section 2.08. The first payment of interest and letter of credit fees received by the Administrative Agent after such Funding Date shall be paid to the Banks in amounts adjusted to reflect the adjustments of their respective Pro Rata Shares of the Advances as of the Funding Date. On the Funding Date each Bank shall be deemed to have either sold or purchased, as applicable, participations in the Letter of Credit Exposure sold to the Banks pursuant to Section 2.13(b) so that upon consummation of all such sales and purchases each Bank holds participations in the Letter of Credit Exposure equal to such Bank’s Pro Rata Share of the total Letter of Credit Exposure as of such Funding Date.

Section 1.07. Maturity Date Extension. The Borrower shall be entitled to extend the Maturity Date to June 8, 2009; provided that (i) no Default then exists, (ii) the Borrower gives the Administrative Agent at least ninety (90) days, but no more than one hundred twenty (120) days, written notice of such extension, and (iii) prior to such extension, the Borrower pays to the Administrative Agent for the ratable benefit of the Banks an extension fee equal to .20% of the Total Commitments that will exist as of the first day of the one (1) year extension. The Borrower’s delivery of written notice to extend shall be irrevocable, and the Administrative Agent shall promptly notify each Bank of any such notice. In connection with any such extension, the parties hereto shall execute any documents reasonably requested in connection with or to evidence such extension.

ARTICLE II

THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.01. The Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day up to 30 days prior to the Maturity Date in an aggregate amount not to exceed at any time outstanding an amount equal to such Bank’s Commitment less such Bank’s Pro Rata Share of the Letter of Credit Exposure at such time. The aggregate amount of all outstanding Advances and Letter of Credit Exposure at any time may not exceed the Total Commitments at such time. Within the limits of each Bank’s Commitment, the Borrower may from time to time prepay pursuant to Section 2.07 and reborrow under this Section 2.01.

Section 2.02. Method of Borrowing.

(a) Notice. Each Borrowing shall be made by telephone (promptly confirmed in writing on the same day) pursuant to a Notice of Borrowing, given not later than 12:00 Noon (Chicago, Illinois time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing consisting of LIBOR Advances, or (ii) on the Business Day before the date of the proposed Borrowing, in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give each Bank prompt notice on the day of receipt of such timely telephone call or Notice of Borrowing of such proposed Borrowing by telecopier. Each Notice of Borrowing shall be in writing or by telecopier specifying the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of LIBOR Advances, the Interest Period for each such Advance. In the case of a proposed Borrowing comprised of LIBOR Advances, the Administrative Agent shall promptly notify each Bank of the applicable interest rate under Section 2.06(b). Each Bank shall, before 12:00 Noon (Chicago, Illinois time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 10.02, or such other location as the Administrative Agent may specify by notice to the Banks, in same day funds, such Bank’s Pro Rata Share of such Borrowing. Upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or to such other account as the Borrower shall specify to the Administrative Agent in writing.

(b) Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 Noon (Chicago, Illinois time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of LIBOR Advances and (ii) on the Business Day prior to the proposed conversion date in the case of a Conversion to a Borrowing comprised of Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telecopier, specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the Borrowing amount and Type of the Advances to be Converted or continued, (iii) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (iv) in the case of a Conversion to, or a continuation of, LIBOR Advances, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a continuation of LIBOR Advances, notify each Bank of the applicable interest rate under Section 2.06(b). For purposes other than the conditions set forth in Section 3.02, the portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing. If the Borrower shall fail to specify an Interest Period for a LIBOR Advance including the continuation of a LIBOR Advance, the Borrower shall be deemed to have selected a Base Rate Advance.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) in the case of LIBOR Advances each Borrowing shall be in an aggregate amount of not less than $1,000,000 or such greater amount that is an integral multiple of $100,000;

(ii) except for Borrowings for the acquisition by the Borrower or its Subsidiary of Investments permitted under Sections 6.07 (c) and (d), the Borrower may not request Borrowings on more than three days in any calendar month.

(iii) at no time shall there be more than eight (8) Interest Periods applicable to outstanding LIBOR Advances;

(iv) the Borrower may not select LIBOR Advances for any Borrowing to be made, Converted or continued if a Default has occurred and is continuing;

(v) if any Bank shall, at any time prior to the making of any requested Borrowing comprised of LIBOR Advances, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation after the date hereof makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its LIBOR Lending Office to perform its obligations under this Agreement to make LIBOR Advances or to fund or maintain LIBOR Advances, then such Bank’s Pro Rata Share of such Borrowing shall be made as a Base Rate Advance, provided that such Base Rate Advance shall be considered part of the same Borrowing and interest on such Base Rate Advance shall be due and payable at the same time that interest on the LIBOR Advances comprising the remainder of such Borrowing shall be due and payable; and such Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank;

(vi) if the Administrative Agent is unable to determine the LIBOR for LIBOR Advances comprising any requested Borrowing, the right of the Borrower to select LIBOR Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(vii) if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the LIBOR for LIBOR Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective LIBOR Advances, as the case may be, for such Borrowing, the right of the Borrower to select LIBOR Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(viii) if the Borrower shall fail to select the duration or continuation of any Interest Period for any LIBOR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the Banks and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Converted into Base Rate Advances.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of LIBOR Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost or expense incurred by such Bank as a result of any condition precedent for Borrowing set forth in Article III not being satisfied for any reason, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Bank before the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Bank and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on each such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for each such day. If such Bank shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

(f) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

(g) Notes. The indebtedness of the Borrower to each Bank resulting from Advances owing to such Bank shall be evidenced by the Note of the Borrower payable to the order of such Bank in substantially the form of Exhibit A.

Section 2.03. Fees.

(a) Commitment Fees. For the period from the Closing Date to but excluding the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee on the average daily amount by which such Bank’s Commitment exceeds the sum of such Bank’s outstanding Advances and Pro Rata Share of the Letter of Credit Exposure at a rate per annum equal to the Applicable Margin based upon a 360-day year. Such fees shall be due and payable quarterly in arrears for those quarters ending on the last day of each March, June, September and December (i) on the date which is 30 days following the last Business Day of each March, June, September and December and (ii) on the Maturity Date.

(b) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the benefit of the Banks, fees in respect of all Letters of Credit outstanding at a rate per annum equal to the Applicable Margin calculated based upon a 360-day year and in respect of the maximum amount available from time to time to be drawn under such outstanding Letters of Credit, payable quarterly in arrears for those quarters ending on the last day of each March, June, September and December (i) on the date which is 30 days following the last Business Day of each March, June, September and December and (ii) on the Maturity Date. In addition, the Borrower agrees to pay to the Issuing Bank for its own account a fee on the average daily amount of the aggregate undrawn maximum face amount of each Letter of Credit issued by such Issuing Bank at a rate per annum equal to .125%, such fees due and payable quarterly in arrears (i) on the date which is 30 days following the last Business Day of each March, June, September and December and (ii) on the Maturity Date.

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent for the Administrative Agent’s account the fees set forth in the letter agreement (the “Fee Letter”) dated May 9, 2005, by and between such parties, as and when the same are due and payable pursuant to the terms of such Fee Letter.

Section 2.04. Reduction of the Commitments. The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, permanently terminate in whole or permanently reduce ratably in part the Commitments of the Banks; provided, however, that (i) each partial reduction shall be in the aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (ii) no such reduction shall result in the Total Commitments of the Banks being less than $100,000,000.

Section 2.05. Repayment of Advances. The Borrower shall repay the outstanding principal amount of each Advance on the Maturity Date.

Section 2.06. Interest . The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 365 day year) equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the first day of each calendar month, provided that during the continuance of an Event of Default, Base Rate Advances shall bear interest at a rate per annum equal at all times to the lesser of (i) the rate required to be paid on such Advance immediately prior to the date on which such Event of Default commenced plus two percent (2%) and (ii) the Maximum Rate.

(b) LIBOR Advances. If such Advance is a LIBOR Advance, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 360 day year) equal at all times during the Interest Period for such Advance to the lesser of (i) the LIBOR for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last day of such Interest Period, and on the date such LIBOR Advance shall be paid in full, and, with respect to LIBOR Advances having an Interest Period in excess of one month, the numerically corresponding day to the initial day of such Interest Period in each calendar month during such Interest Period; provided, however, that if there is no numerically corresponding day in any such month or if the Interest Period begins on the last Business

Day of a calendar month, interest shall be payable on the last Business Day of each calendar month during the Interest Period; provided further that during the continuance of an Event of Default, LIBOR Advances shall bear interest at a rate per annum equal at all times to the lesser of (i) the rate required to be paid on such Advance immediately prior to the date on which such Event of Default commenced plus two percent (2%) and (ii) the Maximum Rate.

(c) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Banks an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes. In the event the Banks ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

(d) Other Amounts Overdue. If any amount payable under this Agreement other than the Advances is not paid when due and payable, including without limitation, accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the Adjusted Base Rate plus two percent (2%), from the date such amount became due until the date such amount is paid in full.

Section 2.07. Prepayments.

(a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

(b) Optional Prepayments. The Borrower may elect to prepay any of the Advances, after giving by 12:00 Noon (Chicago, Illinois time) (i) in the case of LIBOR Advances, at least three Business Days’ prior written notice or (ii) in case of Base Rate Advances, at least one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment, and if applicable, the relevant Interest Period for the Advances to be prepaid. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, and with respect to LIBOR Advances shall also pay accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 and in integral multiples of $100,000.

(c) Ratable Payments. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(d) Effect of Notice. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

Section 2.08. Breakage Costs. If (a) any payment of principal of any LIBOR Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Notes pursuant to Article VIII or otherwise; (b) any Conversion of a LIBOR Advance is made other than on the last day of the Interest Period for such Advance pursuant to Section 2.12 or otherwise; or (c) the Borrower fails to make a principal or interest payment with respect to any LIBOR Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Bank any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Bank for any losses (other than lost profit), out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.

Section 2.09. Increased Costs.

(a) LIBOR Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any law or regulation enacted, issued or promulgated after the date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) enacted, issued or promulgated after the date of this Agreement, there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining LIBOR Advances, then the Borrower shall from time to time, within 10 days of written demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Bank for such increased cost; provided, however, that, before making any such demand, each Bank agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Bank at the time such Bank demands payment under this Section shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital Adequacy. If any Bank or the Issuing Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) enacted, issued or promulgated after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Bank or the Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Bank’s commitment to lend or the Issuing Bank’s commitment to issue Letters of Credit or any Bank’s commitment to risk participate in Letters of Credit and other commitments of this type, then, upon 30 days prior written notice by such Bank or the Issuing Bank (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Bank or to the Issuing Bank, as the case may be, from time to time as specified by such Bank or the Issuing Bank, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Bank or the Issuing Bank, in light of such circumstances, (i) with respect to such Bank, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to lend under this Agreement or its commitment to risk participate in Letters of Credit and (ii) with respect to the Issuing Bank, to the extent that such Issuing Bank reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower and the Administrative Agent by such Bank or the Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.

(c) Letters of Credit. If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof enacted, issued or promulgated after the date of this Agreement shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, Issuing Bank or any Bank or (ii) impose on Issuing Bank or any Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to Issuing Bank of issuing or maintaining any Letter of Credit, or increase the cost to such Bank of its risk participation in any Letter of Credit (which increase in cost shall be determined by Issuing Bank’s or such Bank’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, within 10 days of written demand by Issuing Bank or such Bank (with a copy sent to the Administrative Agent), as the case may be, the Borrower shall pay to the Administrative Agent for the account of Issuing Bank or Bank, as the case may be, from time to time as specified by Issuing Bank or such Bank, additional amounts which shall be sufficient to compensate such Issuing Bank or such Bank for such increased cost. Issuing Bank and each Bank agrees to use commercially reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for the booking of its Letters of Credit or risk participations if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of Issuing Bank or such Bank, be otherwise disadvantageous to Issuing Bank or such Bank, as the case may be. A certificate as to such increased cost incurred by Issuing Bank or such Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by Issuing Bank or such Bank to the Borrower and the Administrative Agent, shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10. Payments and Computations.

(a) Payment Procedures. Except if otherwise set forth herein, the Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 Noon (Chicago, Illinois time) on the day when due in Dollars to the Administrative Agent without setoff, deduction or counterclaim at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will on the same day such payment is deemed received from the Borrower cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Banks, or a specific Bank pursuant to Section 2.03(b), 2.03(c), 2.03(d), 2.06(c), 2.08, 2.09, 2.11, 2.12, or 2.13(c) but after taking into account payments effected pursuant to Section 10.04) to the Banks in accordance with each Bank’s Pro Rata Share for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or Issuing Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. If and to the extent that the Administrative Agent shall not have so made payment to a Bank on the day required under this Agreement, the Administrative Agent agrees to immediately pay such Bank such payment, together with interest on such amount, for each day from the date such amount was deemed received by the Administrative Agent until the date such amount is paid to such Bank at the Federal Funds Rate for each such day.

(b) Computations. All computations of interest based on the Adjusted Base Rate shall be made by the Administrative Agent on the basis of a year of 365 days and all computations of fees and interest based on the LIBOR and the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate for each such day.

(e) Application of Payments. Unless otherwise specified in Section 2.07 hereof, whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and the Notes, such payment shall be distributed and applied by the Administrative Agent and the Banks in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement or any other Credit Document and the payment of fees and expenses due and payable to the Syndication Agent, each Issuing Bank and each Bank under Section 10.04, ratably among such parties in accordance with the aggregate amount of such payments owed to each such party; second, to the payment of all expenses due and payable under Section 2.11(c), ratably among the Banks in accordance with the aggregate amount of such payments owed to each such Bank; third, to the payment of fees due and payable to the Issuing Bank pursuant to Section 2.03(b); fourth, to the payment of all other fees due and payable under Section 2.03; fifth, to the payment of the interest accrued on all of the Notes and the interest accrued on Letter of Credit Obligations, ratably among the Banks in accordance with their respective Pro Rata Shares; and sixth, to the payment of the principal amount of all of the Notes and all other Letter of Credit Obligations, regardless of whether any such amount is then due and payable, ratably among the Banks in accordance with their respective Pro Rata Shares.

(f) Register. The Administrative Agent shall record in the Register the Commitment and the Advances from time to time of each Bank and each repayment or prepayment in respect to the principal amount of such Advances of each Bank. Any such recordation shall be conclusive and binding on the Borrower and each Bank, absent manifest error; provided however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder in respect of such Advances.

Section 2.11. Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, Issuing Bank, and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, Issuing Bank, or the Administrative Agent (as the case may be) is organized or any political subdivision of such jurisdiction or by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision of such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Bank, Issuing Bank, or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Bank, Issuing Bank, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Bank’s, Issuing Bank’s, or the Administrative Agent’s failure to provide the forms described in paragraph (e) of this Section 2.11 and such Bank, Issuing Bank, or the Administrative Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.

(b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification. Subject to the proviso of Section 2.11(a), the Borrower indemnifies each Bank, Issuing Bank, and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.11) paid by such Bank, Issuing Bank, or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from the Administrative Agent on behalf of itself as Administrative Agent, Issuing Bank, or any such Bank. If any Bank, the Administrative Agent, or Issuing Bank receives a refund in respect of any Taxes or Other Taxes paid by the Borrower under this paragraph (c), such Bank, the Administrative Agent, or Issuing Bank, as the case may be, shall promptly pay to the Borrower the Borrower’s share of such refund.

(d) Evidence of Tax Payments. The Borrower will pay prior to delinquency all Taxes and Other Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment of such Taxes or Other Taxes.

(e) Foreign Bank Withholding Exemption. Each Bank and each Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance two duly completed copies of the Prescribed Forms, certifying in each case that such Bank is entitled to receive payments under this

Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes. Each Bank which delivers to the Borrower and the Administrative Agent a Prescribed Form further undertakes to deliver to the Borrower and the Administrative Agent two further copies of a replacement Prescribed Form, on or before the date that any such Prescribed Form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such Prescribed Form with respect to it and such Bank advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, such Bank shall not be required to deliver such forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to timely provide the requisite Prescribed Forms.

Section 2.12. Illegality. If any Bank shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Bank or its LIBOR Lending Office to perform its obligations under this Agreement to maintain any LIBOR Advances of such Bank then outstanding hereunder, then, notwithstanding anything herein to the contrary, the Borrower shall, if demanded by such Bank by notice to the Borrower and the Administrative Agent no later than 12:00 Noon (Chicago, Illinois time), (a) if not prohibited by Legal Requirement to maintain such LIBOR Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding LIBOR Advance of such Bank or (b) if prohibited by Legal Requirement to maintain such LIBOR Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice from such Bank, Convert all LIBOR Advances of such Bank then outstanding to Base Rate Advances, and pay accrued interest on the principal amount Converted to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such Conversion being made on such date. Each Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

Section 2.13. Letters of Credit.

(a) Issuance. From time to time from the date of this Agreement until three months before the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on any Business Day and on the terms and conditions hereinafter set forth, issue, increase, decrease, amend, or extend the Expiration Date of Letters of Credit for the account of the Borrower (for its own benefit or for the benefit of any of its Subsidiaries). No Letter of Credit will be issued, increased, or extended (i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (x) 10% of the Total Commitments or (y) an amount equal to (A) the Total Commitments less (B) the aggregate outstanding Advances and Letter of Credit Exposure at such time; (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) one year after the date of issuance thereof (unless the Administrative Agent shall otherwise consent in writing to a later date) and (B) on or prior to the Maturity Date; (iii) unless the face amount of such Letter of Credit is equal to or greater than $100,000 and such Letter of Credit is otherwise in form and substance acceptable to the respective Issuing Bank; (iv) unless such Letter of Credit is a standby letter of credit; (v) unless the Borrower has delivered to the respective Issuing Bank the completed and executed Letter of Credit Documents (other than the Letter of Credit) on such Issuing Bank’s standard form, which shall contain terms no more restrictive than the terms of this Agreement; (vi) unless such Letter of Credit is governed by the International Standby Practices (1998) (“ISP”) or any successor to the ISP; and (vii) unless no Default has occurred and is continuing or would result from the issuance of such Letter of Credit. If the terms of any of the Letter of Credit Documents referred to in the foregoing clause (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

(b) Participations. On the date of the issuance or increase of any Letter of Credit in accordance with provisions of the preceding Section 2.13(a), each Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from such Issuing Bank a participation in the Letter of Credit Exposure related to the Letters of Credit issued by such Issuing Bank equal to such Bank’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. Each Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit of such Issuing Bank issued, increased or decreased, and the actual dollar amount of such Bank’s participation in such Letter of Credit. Each Bank’s obligation to purchase participating interests pursuant to this Section and to reimburse the respective Issuing Bank for such Bank’s Pro Rata Share of any payment under a Letter of Credit by such Issuing Bank not reimbursed in full by the Borrower shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any of the circumstances described in paragraph (d) below, (ii) the occurrence and continuance of a Default, (iii) an adverse change in the financial condition of the Borrower or any Guarantor, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, except for any such circumstance, happening or event constituting or arising from gross negligence or willful misconduct on the part of such Issuing Bank.

(c) Reimbursement. The Borrower shall pay promptly on demand to each Issuing Bank in respect of each Letter of Credit issued by such Issuing Bank an amount equal to any amount paid by such Issuing Bank under or in respect of such Letter of Credit. In the event any Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, such Issuing Bank shall give notice of such payment to the Administrative Agent and the Banks, and each Bank shall promptly reimburse such Issuing Bank for such Bank’s Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Base Rate Advance to the Borrower from such Bank. If such reimbursement is not made by any Bank to any Issuing Bank on the same day on which such Issuing Bank shall have made payment on any such draw, such Bank shall pay interest thereon to such Issuing Bank for each such day from the date such payment should have been made until the date repaid at a rate per annum equal to the Federal Funds Rate for each such day. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Banks to record and otherwise treat each payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Base Rate Advances to the Borrower.

(d) Obligations Unconditional. Except to the extent provided in Section 2.13(e), the obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which the Borrower or any Bank or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the respective Issuing Bank or any other Person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the respective Issuing Bank would not be liable therefor pursuant to the following paragraph (e);

(v) payment by the respective Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e) Liability of Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Bank, nor any other Bank, nor any of their respective officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by such Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including such Issuing Bank’s own negligence);

except that the Borrower shall have a claim against such Issuing Bank to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Bank’s gross negligence in failing to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

(f) Cash Collateral. In the event that any Letter of Credit remains outstanding on that date three (3) Business Days prior to the Maturity Date, the Borrower shall deposit into the Cash Collateral Account on or prior to such date an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

Section 2.14. Bank Replacement.

(a) Right to Replace. The Borrower shall have the right to replace each Bank affected by a condition under Section 2.02(c)(v), 2.09, 2.11, or 2.12 for more than 90 days (each such affected Bank, an “Affected Bank”) in accordance with the procedures in this Section 2.14 and provided that no reduction of the total Commitments occurs as a result thereof.

(b) First Right of Refusal; Replacement. (i) Upon the occurrence of any condition permitting the replacement of a Bank, the Administrative Agent in its sole discretion shall have the right to reallocate the amount of the Commitments of the Affected Banks, including without limitation to Persons which are not already party to this Agreement but which qualify as Eligible Assignees, which election shall be made by written notice within 30 days after the date such condition occurs.

(ii) If the aggregate amount of the reallocated Commitments is less than the Commitments of the Affected Banks, (A) the respective Commitments of the Banks which have received such reallocated Commitments shall be increased by the respective amounts of their proposed reallocations, and (B) the Borrower shall have the right to add additional Banks which are Eligible Assignees to this Agreement to replace such Affected Banks, which additional Banks would have aggregate Commitments no greater than those of the Affected Banks minus the amounts of the Commitments already reallocated.

(c) Procedure. Any assumptions of Commitments pursuant to this Section 2.14 shall be (i) made by the purchasing Bank or Eligible Assignee and the selling Bank entering into an Assignment and Assumption and by following the procedures in Section 10.06 for adding a Bank. In connection with the reallocation of the Commitments of any Bank pursuant to the foregoing paragraph (b), each Bank with a reallocated Commitment shall purchase from the Affected Banks at par such Bank’s ratable share of the outstanding Advances of the Affected Banks and assume such Bank’s ratable share of the Affected Banks’ Letter of Credit Exposure.

Section 2.15. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of its Advances or its share of Letter of Credit Obligations in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Banks, such Bank shall notify the Administrative Agent and forthwith purchase from the other Banks such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank’s ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank’s ratable share (according to the proportion of (a) the amount of such Bank’s required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.15 may, to the fullest extent permitted by Legal Requirement, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01. Conditions Precedent to Initial Advance. The obligation of each Bank to make its initial Advance under this Agreement as part of the initial Borrowing under this Agreement and of the Issuing Bank to issue the initial Letter of Credit under this Agreement are subject to the following conditions precedent:

(a) Documentation. The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower and the Banks, and the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and, with respect to this Agreement, all Guaranties and the Environmental Indemnity, in sufficient copies for each Bank:

(i) all Guaranties, and the Environmental Indemnity;

(ii) a certificate from the Chief Executive Officer, President or Chief Financial Officer of the Parent on behalf of the Borrower dated as of the Closing Date stating that as of the Closing Date (A) all representations and warranties of the Borrower set forth in this Agreement and the Credit Documents are true and correct in all material respects; (B) no Default has occurred and is continuing; (C) the conditions in this Section 3.01 have been met or waived in writing; and (D) to the best of the Borrower’s knowledge there are no claims, defenses, counterclaims or offsets by the Borrower against the Banks under the Credit Documents;

(iii) a certificate of the Secretary or an Assistant Secretary of the Parent on behalf of the Borrower and each Guarantor dated as of the date of this Agreement certifying as of the date of this Agreement (A) the names and true signatures of officers or authorized representatives of the general partner of the Borrower and such Guarantor authorized to sign the Credit Documents to which such Person is a party as general partner of such Person, (B) resolutions of the Board of Directors or the members of the general partner of such Person with respect to the transactions herein contemplated, (C) a true and correct copy of the organizational documents of the general partner of such Person, (D) a true and correct copy of the partnership agreement for such Person, and (E) a true and correct copy of all partnership authorizations necessary or desirable in connection with the transactions herein contemplated;

(iv) a certificate of the Secretary or an Assistant Secretary of the Parent dated as of the date of this Agreement certifying as of the date of this Agreement (A) resolutions of the Board of Directors of such Person with respect to the transactions herein contemplated, (B) the copies of the charter and bylaws of the Parent and any modification or amendment to the articles or certificate of incorporation or bylaws of the Parent made since such date, and (C) that the Parent owns 100% of the general partner interests and at least 70% of the limited partnership interests in the Borrower;

(v) (A) one or more favorable written opinions of DLA Piper Rudnick Gary Cary US LLP, special counsel for the Borrower, the Parent, and their Subsidiaries, in a form reasonably acceptable to the Administrative Agent, in each case dated as of the Closing Date and with such changes as the Administrative Agent may approve, and (B) such other legal opinions as the Administrative Agent shall reasonably request, in each case dated as of the Closing Date and with such changes as the Administrative Agent may approve; and

(vi) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent may reasonably request.

(b) Representations and Warranties. The representations and warranties contained in Article IV hereof, the Guaranties, and the Environmental Indemnity shall be true and correct in all material respects.

(c) Certain Payments. The Borrower shall have paid the fees required to be paid as of the execution of this Credit Agreement pursuant to the Fee Letter.

(d) Other. The Administrative Agent shall have received such other approvals, opinions or documents deemed necessary or desirable by any Bank or the Administrative Agent as such party may reasonably request.

Section 3.02. Conditions Precedent for each Borrowing or Letter of Credit. The obligation of each Bank to fund an Advance on the occasion of each Borrowing (other than the Conversion or continuation of any existing Borrowing) and of any Issuing Bank to issue or increase or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit:

(a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance or increase or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit such statements are true):

(i) the representations and warranties contained in Article IV hereof, the Guaranties, and the Environmental Indemnity are correct in all material respects on and as of the date of such Borrowing or the issuance or increase or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance or increase or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

(ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom;

(b) the Borrower shall have executed and delivered to the Administrative Agent a Notice of Borrowing in accordance with Section 2.02; and

(c) the Administrative Agent shall have received such other approvals, opinions or documents deemed necessary or desirable by any Bank or the Administrative Agent as such party may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.01. Existence; Qualification; Partners; Subsidiaries. (a) The Borrower is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change.

(b) The Parent is a real estate investment trust duly organized, validly existing, and in good standing under the laws of Maryland and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change with respect to the Parent. The Parent has no first tier Subsidiaries except for the Borrower or members of Permitted Other Subsidiaries.

(c) The Parent is the Borrower’s sole general partner with full power and authority to bind the Borrower to the Credit Documents.

(d) The Parent owns a 1% general partner interest in and at least 70% of the limited partnership interest in the Borrower.

(e) Each Subsidiary of the Borrower is a limited partnership, general partnership, limited liability company or corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on such Subsidiary. The Borrower has no Subsidiaries on the date of this Agreement other than the Subsidiaries listed on the attached Schedule 4.01, and Schedule 4.01 lists the jurisdiction of formation and the address of the principal office of each such Subsidiary existing on the date of this Agreement. As of the date of this Agreement, the Borrower and/or the Parent owns, directly or indirectly, at least 99% of the interests in each such Subsidiary.

(f) As of the date of this Agreement, neither the Borrower, nor the Parent, nor any of the Subsidiaries own directly or indirectly (i) such a percentage of the beneficial ownership interest in any participating lessee for a Hotel Property or (ii) such an Investment in the Personal Property for any Hotel Property as would cause a potential Event of Default under Section 8.01(o).

Section 4.02. Partnership and Corporate Power. The execution, delivery, and performance by the Borrower, the Parent, and each Guarantor of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Persons’ trust, partnership, limited liability company and corporate powers, as applicable, (b) have been duly authorized by all necessary trust, corporate, limited liability company and partnership action, as applicable, (c) do not contravene (i) such Person’s declaration of trust, certificate or articles, as the case may be, of incorporation or by-laws, operating agreement or partnership agreement, as applicable, or (ii) any law or any contractual restriction binding on or affecting any such Person, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower’s partnership powers, will have been duly authorized by all necessary partnership action, (a) will not contravene (i) the Borrower’s partnership agreement or (ii) any law or any contractual restriction binding on or affecting the Borrower, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 4.03. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower, the Parent, or any Guarantor of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing the absence of which could reasonably be expected to cause a Material Adverse Change.

Section 4.04. Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower; each Guaranty and the other Credit Documents to which each Guarantor and the Parent is a party have been duly executed and delivered by such Guarantor and the Environmental Indemnity has been duly executed and delivered by the parties thereto. Each Credit Document is the legal, valid, and binding obligation of the Borrower, the Parent, and each Guarantor which is a party to it enforceable against the Borrower, the Parent, and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

Section 4.05. Parent Stock. The entire authorized capital stock of the Parent consists of (a) 100,000,000 shares of Parent Common Stock of which, as of June 9, 2005, 29,981,292 shares of Parent Common Stock are duly and validly issued and outstanding, fully paid and nonassessable as of the Closing Date, and (b) as of June 9, 2005, 20,000,000 authorized shares of preferred stock, par value $.01 per share, of which, as of June 9, 2005, 5,091,900 shares in the aggregate of Series A and Series B of such preferred stock are duly and validly issued and outstanding, fully paid and nonassessable as of the Closing Date and such preferred stock provides no rights to any holder thereof that may cause a violation of Section 6.04(f). The issuance and sale of such Parent Common Stock and such preferred stock of the Parent either (i) has been registered under applicable federal and state securities laws or (ii) was issued pursuant to an exemption therefrom. The Parent meets the requirements for taxation as a REIT under the Code.

Section 4.06. Financial Statements. The Consolidated balance sheet of the Parent and its Subsidiaries, and the related Consolidated statements of operations, shareholders’ equity and cash flows, of the Parent and its Subsidiaries contained in the most recent financial statements delivered to the Banks, fairly present the financial condition in all material respects and reflects the Indebtedness of the Parent and its Subsidiaries as of the respective dates of such statements and the results of the operations of the Existing Properties for the periods indicated, and such balance sheet and statements were prepared in accordance with GAAP, subject to year-end adjustments. Since the date of the statements for the Fiscal Quarter ending March 31, 2005, neither a Material Adverse Change, nor any material adverse change to the prospects or the Property of the Parent or the Borrower has occurred.

Section 4.07. True and Complete Disclosure. No representation, warranty, or other statement made by the Borrower (or on behalf of the Borrower) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement. There is no fact known to the Borrower or the Parent on the date of this Agreement that has not been disclosed to the Administrative Agent which could reasonably be expected to cause a Material Adverse Change. All projections, estimates, and pro forma financial information furnished by the Borrower and the Parent or on behalf of the Borrower or the Parent were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished. No representation, warranty or other statement made in any filing required by the Exchange Act contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date same were made. Borrower and/or Parent have made all filings required by the Exchange Act.

Section 4.08. Litigation. Except as set forth in the attached Schedule 4.08 and except with respect to any other actions or proceedings that, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change, as of the date of this Agreement there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower, the Parent, any participating lessee for a Hotel Property or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator.

Section 4.09. Use of Proceeds.

(a) Advances. The proceeds of the Advances will be used by the Borrower (i) to refinance existing Indebtedness, (ii) to make investments permitted pursuant to the provisions of Section 6.07, (iii) to finance the renovation, repair, restoration and expansion of Hotel Properties, Capital Expenditures and expenditures for FF&E for any Hotel Properties in accordance with the provisions of Section 5.06 and as permitted pursuant to the provisions of Sections 6.07 and 6.14, (iv) for general corporate purposes of the Borrower and its Subsidiaries, and (v) for costs incurred in connection with any Capitalization Event done in compliance with this Agreement.

(b) Regulations. No proceeds of Advances will be used to purchase or carry any margin stock in violation of Regulations T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board).

Section 4.10. Investment Company Act. Neither the Borrower, the Parent nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11. Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent, the Borrower, their respective Subsidiaries, or any member of a Controlled Group have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and where the failure to file could reasonably be expected to cause a Material Adverse Change, except where contested in good faith and by appropriate proceedings; and all taxes and other impositions due and payable (which are material in amount) have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss (which are material in amount) may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings. As of the date of this Agreement, neither the Parent, the Borrower nor any member of a Controlled Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the Property owned by the Parent, the Borrower or any other member of a Controlled Group is Property which the Parent, the Borrower or any member of a Controlled Group is required to be treated as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Borrower and all members of each Controlled Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Parent, the Borrower and all other members of each Controlled Group, the failure to timely pay of which could reasonably be expected to cause a Material Adverse Change. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefor is included on the books of the appropriate member of the applicable Controlled Group.

Section 4.12. Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under

Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. Neither the Parent, the Borrower, nor any member of a Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability. As of the most recent valuation date applicable thereto, neither the Parent, the Borrower nor any member of a Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization.

Section 4.13. Condition of Hotel Property; Casualties; Condemnation. Except as disclosed in writing to the Administrative Agent, each Existing Property and any Future Property (a) is and will continue to be in good repair, working order and condition, normal wear and tear excepted, (b) is free of structural defects, (c) is not subject to material deferred maintenance and (d) has and will have all building systems contained therein and all other FF&E in good repair, working order and condition, normal wear and tear excepted. The FF&E Reserve for each Hotel Property provides or will provide adequate financial reserves for the payment of the maintenance of the Hotel Properties, including replacement of FF&E, in accordance with Section 5.06. None of the Properties of the Borrower or of any of its Subsidiaries has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy. No condemnation or other like proceedings that has had, or could reasonably be expected to result in, a Material Adverse Change, are pending and served nor, to the knowledge of the Borrower, threatened against any Property in any manner whatsoever. No casualty has occurred to any Property that could reasonably be expected to have a Material Adverse Change.

Section 4.14. Insurance. The Borrower and each of its Subsidiaries carry, or are the beneficiaries under, the insurance required pursuant to the provisions of Section 5.07.

Section 4.15. No Burdensome Restrictions; No Defaults. (a) Except in connection with Indebtedness which is (i) either permitted pursuant to the provisions of Section 6.02, or (ii) being repaid with the proceeds of the initial Borrowing, neither the Parent, the Borrower nor any of their respective Subsidiaries is a party to any indenture, loan or credit agreement. Neither the Borrower, the Parent nor any of their respective Subsidiaries is a party to any agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower, the Parent nor any of their Subsidiaries is in default under or with respect to (i) any contract, agreement, lease or other instrument which could reasonably be expected to cause a Material Adverse Change or (ii) any Qualified Ground Lease, franchise agreement or management agreement. Neither the Borrower, the Parent nor any of their Subsidiaries has received any notice of default under any material contract, agreement, lease or other instrument which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.16. Environmental Condition. (a) Except as disclosed in writing to the Administrative Agent, to the knowledge of the Borrower, the Borrower and its Subsidiaries (i) have obtained all Environmental Permits material for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in material compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.

(b) Except as disclosed in writing to the Administrative Agent, to the knowledge of Borrower, none of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws which could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located; (iii) has been the site of any Release, use or storage of Hazardous Substances or Hazardous Wastes from present or past operations except for Permitted Hazardous Substances, which Permitted Hazardous Substances have not caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response or (iv) none of the Improvements are constructed on land designated by any Governmental Authority having land use jurisdiction as wetlands.

Section 4.17. Legal Requirements, Zoning, Utilities, Access. Except as set forth on Schedule 4.17 attached hereto, the use and operation of each Hotel Property as a commercial hotel with related uses constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any Hotel Property (or any portion thereof). The Borrower and its Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights (collectively “Permits”) required by Governmental Authority to own and operate the Hotel Properties, except for those Permits if not obtained would not cause a Material Adverse Change. The Borrower and its Subsidiaries own and operate their business in material compliance with all applicable Legal Requirements. To the extent necessary for the full utilization of each Hotel Property in accordance with its current use, telephone services, gas, steam, electric power, storm sewers, sanitary sewers and water facilities and all other utility services are available to each Hotel Property, are adequate to serve each such Hotel Property, exist at the boundaries of the Land and are not subject to any conditions, other than normal charges to the utility supplier, which would limit the use of such utilities. All streets and easements necessary for the occupancy and operation of each Hotel Property are available to the boundaries of the Land.

Section 4.18. Existing Indebtedness. Except for the Obligations, the only Indebtedness of the Borrower, the Parent or any of their respective Subsidiaries existing as of the Closing Date is the Secured Non-Recourse Indebtedness, Secured Recourse Indebtedness and other Indebtedness set forth on Schedule 4.18 attached hereto and certain other Indebtedness incurred in the ordinary course of business not to exceed $50,000. No “default” or “event of default”, however defined, has occurred and is continuing under any such Indebtedness (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

Section 4.19. Title; Encumbrances. With respect to the Existing Properties, the Borrower or any Guarantor, as the case may be, has (i) good and marketable fee simple title to the Real Property (other than for Real Property subject to a ground lease, as to which it has a valid leasehold interest) and (ii) good and marketable title to the Personal Property (other than Personal Property for any Hotel Property for which the Property Owner has a valid leasehold interest) free and clear of all Liens, and there exists no Liens or other charges against such Property or leasehold interest or any of the real or personal, tangible or intangible, Property of the Borrower or any Guarantor (including without limitation statutory and other Liens of mechanics, workers, contractors, subcontractors, suppliers, taxing authorities and others; provided that certain Capital Expenditures have been made to the Hotel Properties prior to the Effective Date for which the payment is not past due), except (A) Permitted Encumbrances and (B) the Personal Property (plus any replacements thereof) owned by the participating lessee for such Existing Property.

Section 4.20. Leasing Arrangements. Except for (i) those leases between a Property Owner and LaSalle Leasing or a wholly-owned Subsidiary of LaSalle Leasing and (ii) the Approved Third Party Operating Leases, the only material leases of Unencumbered Properties for which either the Borrower or a Guarantor is a lessee are the Qualified Ground Leases. The Property Owner for a Real Property subject to a Qualified Ground Lease is the lessee under such Qualified Ground Lease and no consent is necessary to such Person being the lessee under such Qualified Ground Lease which has not already been obtained. The Qualified Ground Leases are in full force and effect and no defaults exist thereunder.

Section 4.21. Unencumbered Properties The Borrower represents to the Banks and the Administrative Agent that the Unencumbered Properties as of the date of this Agreement are identified as such on Schedule 1.01(b) attached hereto.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment hereunder, unless the Administrative Agent shall otherwise consent in writing (subject to the provisions of Section 10.01), the Borrower agrees to comply with the following covenants.

Section 5.01. Compliance with Laws, Etc. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all Legal Requirements.

Section 5.02. Preservation of Existence, Separateness, Etc. (a) The Borrower will (i) preserve and maintain, and cause each of its Subsidiaries and the Parent to preserve and maintain, its partnership, limited liability company, corporate or trust (as applicable) existence, rights, franchises and privileges in the jurisdiction of its formation, and (ii) qualify and remain qualified, and cause each such Subsidiary and the Parent to qualify and remain qualified, as a foreign partnership, limited liability company, corporation or trust, as applicable, in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

(b) (i) The Parent Common Stock shall at all times be duly listed on the New York Stock Exchange, Inc. and (ii) the Parent shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission.

(c) The Borrower shall cause the Permitted Other Subsidiaries which have Indebtedness and own a Hotel Property to, (i) maintain financial statements, payroll records, accounting records and other corporate records and other documents separate from each other and any other Person, (ii) maintain its own bank accounts in its own name, separate from each other and any other Person, (iii) pay its own expenses and other liabilities from its own assets and incur (or endeavor to incur) obligations to other Persons based solely upon its own assets and creditworthiness and not upon the creditworthiness of each other or any other Person, and (iv) file its own tax returns or, if part of a consolidated group, join in the consolidated tax return of such group as a separate member thereof. The Borrower shall use reasonable efforts to correct any known misunderstanding or misrepresentation regarding the independence of the Permitted Other Subsidiaries from the Borrower and the Borrower’s other Subsidiaries.

(d) The Borrower shall, and shall cause the Permitted Other Subsidiaries which have Indebtedness and own a Hotel Property to, take all actions necessary to keep such Permitted Other Subsidiaries separate from the Borrower and the Borrower’s other Subsidiaries, including, without limitation, (i) the taking of action under the direction of the Board of Directors, members or partners, as applicable, of such Permitted Other Subsidiaries and, if so required by the Certificate of Incorporation or the bylaws, operating agreement or partnership agreement, as applicable, of such Permitted Other Subsidiaries or by any Legal Requirement, the approval or consent of the stockholders, members or partners, as applicable, of such Permitted Other Subsidiaries, (ii) the preparation of corporate, partnership or limited liability company minutes for or other appropriate evidence of each significant transaction engaged in by such Permitted Other Subsidiaries, (iii) the observance of separate approval procedures for the adoption of resolutions by the Board of Directors or consents by the partners, as applicable, of such Permitted Other Subsidiaries, on the one hand, and of the Borrower and the Borrower’s other Subsidiaries, on the other hand, (iv) the holding of the annual stockholders meeting, if applicable, of such Permitted Other Subsidiaries, which are corporations on a date other than the date of the annual stockholders’ meeting of the Parent, and (v) preventing the cash, cash equivalents, credit card receipts or other revenues of the Hotel Properties owned by such Permitted Other Subsidiaries or any other assets of such Permitted Other Subsidiaries from being commingled with the cash, cash equivalents, credit card receipts or other revenues collected by the Borrower or the Borrower’s other Subsidiaries.

(e) The Borrower shall, and shall cause the Permitted Other Subsidiaries to, manage the business of and conduct the administrative activities of the Permitted Other Subsidiaries independently from the business of the Borrower, any of the Borrower’s other Subsidiaries and any other Person. Any moneys earned by the Permitted Other Subsidiaries on their assets or proceeds of the sale of any of their assets shall be deposited in bank accounts separate from any of the assets of the Borrower, any of the Borrower’s other Subsidiaries and any other Person, and no assets of the Permitted Other Subsidiaries shall become commingled with assets of such Persons.

(f) The Borrower shall hold itself out, and shall continue to hold itself out, to the public and to its creditors as a legal entity, separate and distinct from all other entities, and shall continue to take all steps reasonably necessary to avoid (i) misleading any other Person as to the identity of the entity with which such Person is transacting business or (ii) implying that the Borrower is, directly or indirectly, absolutely or contingently, responsible for the Indebtedness or other obligations of the Permitted Other Subsidiaries or any other Person.

Section 5.03. Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by Legal Requirement become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim (a) which is being contested in good faith and by appropriate proceedings, (b) with respect to which reserves in conformity with GAAP have been provided, (c) such charge or claim does not constitute and is not secured by any choate Lien on any portion of any Hotel Property and no portion of any Hotel Property is in jeopardy of being sold, forfeited or lost during or as a result of such contest, (d) neither the Administrative Agent nor any Bank could become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (e) such contest does not, and could not reasonably be expected to, result in a Material Adverse Change.

Section 5.04. Visitation Rights; Bank Meeting. At any reasonable time and from time to time and so long as any visit or inspection will not unreasonably interfere with the Borrower’s or any of its Subsidiaries’ operations, upon reasonable notice and during normal business hours, the Borrower will, and will cause its Subsidiaries and any participating lessees to, permit the Administrative Agent or any of its agents or representatives thereof (at Borrower’s expense) and any Bank or any of its agents or representatives thereof (at such Bank’s expense), to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower and any such Subsidiary, to discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors. Without in any way limiting the foregoing, the Borrower will, upon the request of the Administrative Agent, participate in a meeting with the Administrative Agent and the Banks once during each calendar year to be held at a location as may be agreed to by the Borrower and the Administrative Agent at such time as may be agreed to by the Borrower and the Administrative Agent; provided that the Borrower shall not be obligated to reimburse the Banks for such Persons’ travel expenses in connection with such meeting.

Section 5.05. Reporting Requirements. The Borrower will furnish to the Administrative Agent and, with respect to those items set forth in clauses (a)-(f), furnish copies to each Bank:

(a) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each Fiscal Quarter of the Parent (except when such Fiscal Quarter ends on the same day as the end of a Fiscal Year of Parent), the unaudited Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such quarter and the related unaudited statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter and the period commencing at the end of the previous year and ending with the end of such Fiscal Quarter, and the corresponding figures as at the end of, and for, the corresponding periods in the preceding Fiscal Year, all duly certified with respect to such statements (subject to year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, together with a Compliance Certificate duly executed by a Responsible Officer of the Parent.

(b) Annual Financials. As soon as available and in any event not later than 90 days after the end of each Fiscal Year of the Parent, a copy of the Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related Consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Year, and the corresponding figures as at the end of, and for, the preceding Fiscal Year, and certified by KPMG Peat Marwick L.L.P. or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent in an opinion, without qualification as to the scope, and including, if requested by the Administrative Agent, any management letters delivered by such accountants to the Parent in connection with such audit, together with (i) a Compliance Certificate duly executed by a Responsible Officer of the Parent.

(c) Notices of Material Variations and Supplemental Reports. As soon as available and in any event not later than 60 days after the end of each Fiscal Quarter of the Parent and 90 days after the end of each Fiscal Year of the Parent, (i) written notice of any anticipated material variation to an operating budget or a Capital Expenditure and FF&E expenditure budget prepared pursuant to Section 5.05(d), except for such changes resulting from the acquisition of a New Property or the acquisitions of New Properties and (ii) a report certified by a Responsible Officer of the Parent setting forth for each of the Hotel Properties owned or leased by the Parent or any of its Subsidiaries for the Fiscal Quarter just ended the average daily rate, the average occupancy, the RevPAR, the total gross revenues, the total expenses, the Adjusted NOI and the payments made under the participating leases for such Hotel Properties.

(d) Annual Budgets. No later than 60 days after the start of each Fiscal Year, the annual operating budget and Capital Expenditure and FF&E expenditure budget for such Fiscal Year for each Hotel Property owned or leased by the Parent or one of its Subsidiaries and such budgets on a Consolidated basis for the Parent and its subsidiaries, all in reasonable detail and duly certified by a Responsible Officer of the Parent as the budgets presented or to be presented to the Parent’s Board of Directors for their review.

(e) Securities Law Filings. Promptly and in any event within 10 Business Days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower, the Parent or any of their respective Subsidiaries sends to or files with the United States Securities and Exchange Commission or sends to all shareholders of the Parent or partners of the Borrower.

(f) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Borrower, the Parent or any of their respective Subsidiaries, a statement of an authorized financial officer or Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto.

(g) ERISA Notices. As soon as possible and in any event (i) within 30 days after the Parent, the Borrower or any of a Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, (ii) within 10 days after the Parent, the Borrower or any of a Controlled Group knows that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Parent describing such Termination Event and the action, if any, which the Parent, the Borrower or such member of such Controlled Group proposes to take with respect thereto; (iii) within 10 days after receipt thereof by the Parent, the Borrower or any of a Controlled Group from the PBGC, copies of each notice received by the Parent, the Borrower or any such member of such Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iv) within 10 days after receipt thereof by the Parent, the Borrower or any member of a Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Parent, the Borrower or any member of such Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA.

(h) Environmental Notices. Promptly upon receipt thereof by the Parent, the Borrower or any of their Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (ii) any action or omission on the part of the Parent or Borrower or any of their present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower, could reasonably be expected to cause a Material Adverse Change or an Environmental Claim in excess of $1,000,000, (iii) any notice of potential responsibility under CERCLA, or (iv) concerning the filing of a Lien upon, against or in connection with the Parent, Borrower, their present or former Subsidiaries, or any of their leased or owned Property, wherever located.

(i) Other Governmental Notices or Actions. Promptly and in any event within five Business Days after receipt thereof by the Borrower, the Parent or any of their respective Subsidiaries, (i) a copy of any notice, summons, citation, or proceeding seeking to adversely modify in any material respect, revoke, or suspend any license, permit, or other authorization from any Governmental Authority, which action could reasonably be expected to cause a Material Adverse Change, and (ii) any revocation or involuntary termination of any license, permit or other authorization from any Governmental Authority, which revocation or termination could reasonably be expected to cause a Material Adverse Change.

(j) Press Releases. Promptly and in any event within 5 days after the sending or releasing thereof, copies of all press releases or other releases of information to the public by the Borrower, the Parent or any of their respective Subsidiaries or releases of information to the Parent’s shareholders.

(k) Other Notices. (i) Promptly, a copy of any notice of default or any other material notice (including without limitation property condition reviews) received by the Borrower or any Guarantor from any franchisor, property manager, or any ground lessor under a Qualified Ground Lease, and

(ii) Promptly following any merger or dissolution of any Subsidiary of the Borrower which is permitted hereunder or event which would make any of the representations in Section 4.01-4.04 untrue, notice thereof.

(m) Material Litigation. As soon as possible and in any event within five days of any of the Borrower, the Parent or any of their respective Subsidiaries having knowledge thereof, notice of any litigation, claim or any other event which could reasonably be expected to cause a Material Adverse Change.

(n) Preliminary Property Plan. Prior to making Capital Expenditures or FF&E expenditures for the renovation or expansion of a Hotel Property, the Preliminary Property Plan for such renovation or expansion in sufficient detail as the Administrative Agent shall reasonably request.

(o) Certificate in Support of Release. Not more than 30 days prior to a request to release a Subsidiary’s obligations under the Guaranty pursuant to Section 5.11(b), a Compliance Certificate duly executed by a Responsible Officer of the Parent.

(p) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, the Parent or any of their respective Subsidiaries, as the Administrative Agent may from time to time reasonably request.

Section 5.06. Maintenance of Property and Required Work. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain their owned, leased, or operated Property in a manner consistent for hotel properties and related property of the same quality and character and shall keep or cause to be kept every part thereof and its other properties in good condition and repair, reasonable wear and tear excepted, and make all reasonably necessary repairs, renewals or replacements thereto as may be reasonably necessary to conduct the business of the Borrower and its Subsidiaries, (b) not remove, demolish or structurally alter, or permit or suffer the removal, demolition or structural alteration of, any of the Improvements except for the renovation or expansion of a Hotel Property (i) for which the Borrower has delivered a Preliminary Property Plan to the Administrative Agent and (ii) which complies with the limitations set forth in this Agreement on the aggregate amount of renovations and expansions the Borrower, the Parent and their Subsidiaries are permitted at any one time, (c) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about any Hotel Property, (d) maintain and repair each Hotel Property as required by any franchise agreement, license agreement, management agreement or ground lease for such Hotel Property, (e) commence the Required Work for any Hotel Property by a date which would allow a reasonable period of time to complete such work on or prior to the deadline set for such Required Work agreed to by the Borrower and the Administrative Agent, and (f) after any commencement of any of work for any Hotel Property diligently perform such work (i) for the Required Work, by the required deadline, (ii) in a good and workmanlike manner and (iii) in compliance in all material respects with all Legal Requirements. Except as may be required to maintain the Parent’s status as a REIT under the Code, any Capital Expenditures or expenditures or leases for FF&E made for any Hotel Property shall be in the name of the Property Owner for such Hotel Property.

Section 5.07. Insurance. The Borrower will maintain and/or remain the beneficiary under, and cause each of its Subsidiaries to maintain and/or remain the beneficiary under, the insurance required pursuant to Schedule 5.07.

Section 5.08. Intentionally Deleted.

Section 5.09. Intentionally Deleted.

Section 5.10. Use of Proceeds. The proceeds of the Advances have been, and will be used by the Borrower for the purposes set forth in Section 4.09(a).

Section 5.11. New Guarantors. (a) Within ten (10) days of the creation of or Investment in a Person which falls within the definition of a Guarantor, Borrower shall cause such Person to deliver to the Administrative Agent (i) either (a) an original Guaranty and Environmental Indemnity executed by such Person or (b) an Accession Agreement executed by such Person, and (ii) the Guarantor’s articles of incorporation, by-laws, partnership agreements, as applicable, and certificates of existence, good standing and authority to do business from each appropriate state authority, and partnership or corporate, as applicable, authorizations authorizing the execution, delivery and performance of the Guaranty and Environmental Indemnity or Accession Agreement, as applicable, all certified to be true and complete by a duly authorized officer of such Guarantor.

(b) If no Default exists at such time, then in connection with any deletion of a Hotel Property from qualifying as an Unencumbered Property, any Borrower’s Subsidiary which owned or leased such Hotel Property, but not any other Unencumbered Property, shall be released by the Administrative Agent from such Subsidiary’s obligations under the Guaranty upon such time that the Borrower provides the Administrative Agent with (i) a written request for such release and (ii) a Compliance Certificate evidencing pro forma compliance with Article VII hereof.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment, the Borrower agrees, unless the Administrative Agent shall otherwise consent in writing (subject to the provisions of Section 10.01), to comply with the following covenants.

Section 6.01. Liens, Etc. The Borrower will not create, assume, incur or suffer to exist, or permit any of its Subsidiaries (except for Permitted Other Subsidiaries) to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume or suffer to exist Liens:

(a) securing the Obligations;

(b) for taxes, assessments or governmental charges or levies on Property of the Borrower or any Guarantor to the extent not required to be paid pursuant to Sections 5.03;

(c) Liens imposed by law (such as landlords’, carriers’, warehousemen’s and mechanics’ liens or otherwise arising from litigation) (a) which are being contested in good faith and by appropriate proceedings, (b) with respect to which reserves in conformity with GAAP have been provided, (c) which have not resulted in any Hotel Property being in jeopardy of being sold, forfeited or lost during or as a result of such contest, (d) neither the Administrative Agent nor any Bank could become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (e) such contest does not, and could not reasonably be expected to, result in a Material Adverse Change;

(d) on leased personal property to secure solely the lease obligations associated with such property; and

(e) Liens securing Secured Recourse Indebtedness and Secured Non-Recourse Indebtedness permitted pursuant to the provisions of Section 6.02.

Section 6.02. Indebtedness. The Borrower, the Parent and their respective Subsidiaries will not incur or permit to exist any Indebtedness other than the Obligations and the following:

(a) Unsecured Indebtedness which is less than or equal to $100,000,000;

(b) Secured Recourse Indebtedness and Secured Non-Recourse Indebtedness incurred by Permitted Other Subsidiaries to the extent (i) that the covenants contained in Article VII are complied with, (ii) the Secured Recourse Indebtedness secured by a Hotel Property does not exceed 65% of the Hotel Value of such Hotel Property and all Secured Recourse Indebtedness in the aggregate secured by Hotel Properties does not exceed 65% of the aggregate Hotel Value of such Hotel Properties, and (iii) the Secured Non-Recourse Indebtedness secured by a Hotel Property does not exceed 70% of the Hotel Value of such Hotel Property and all Secured Non-Recourse Indebtedness in the aggregate secured by Hotel Properties does not exceed 70% of the aggregate Hotel Value of such Hotel Properties, provided that for purposes of this Section 6.02(b) only, the Hotel Value of a Hotel Property shall be the Hotel Value at the time of initial issuance of the Indebtedness permitted by this Section 6.02(b), which Hotel Value shall not be less for purposes of this Section 6.02(b) at the time of any refinancing of such initial Indebtedness;

(c) Indebtedness in the form of Interest Rate Agreements; provided that (i) such agreements shall be unsecured, (ii) the dollar amount of indebtedness subject to such agreements and the indebtedness subject to Interest Rate Agreements in the aggregate shall not exceed the sum of the amount of the Commitments and other Indebtedness permitted pursuant to this Section 6.02 which bears interest at a variable rate, and (iii) the agreements shall be at such interest rates and otherwise in form and substance reasonably acceptable to the Administrative Agent; and

(d) Any of the following Indebtedness incurred by the Parent:

(i) guaranties in connection with the Indebtedness secured by a Hotel Property of (A) if the Hotel Property is subject to a ground lease, the payment of rent under such ground lease, (B) real estate taxes relating to such Hotel Property, and (C) capital reserves required under such Indebtedness; and

(ii) indemnities for certain acts of malfeasance, misappropriation and misconduct and an environmental indemnity for the lender under Indebtedness permitted under this Agreement; and

(iii) indemnities for certain acts of malfeasance, misappropriation and misconduct by the Permitted Other Subsidiaries and environmental indemnities, all for the benefit of the lenders of other Permitted Other Subsidiary Indebtedness in connection with such Indebtedness; and

(iv) guaranties of franchise agreements; and

(v) extensions, renewals and refinancing of any of the Indebtedness specified in paragraphs (a) - (d) above so long as the principal amount of such Indebtedness is not thereby increased.

Section 6.03. Agreements Restricting Distributions From Subsidiaries. The Borrower will not, nor will it permit any of its Subsidiaries (other than Permitted Other Subsidiaries) to, enter into any agreement (other than a Credit Document) which limits distributions to or any advance by any of the Borrower’s Subsidiaries to the Borrower.

Section 6.04. Restricted Payments. Neither the Parent, the Borrower, nor any of their respective Subsidiaries, will make any Restricted Payment, except that:

(a) provided no Default has occurred and is continuing or would result therefrom, the Parent may in any Fiscal Quarter, based on the immediately preceding Rolling Period, make cash payments to its shareholders with respect to the Parent Common Stock (including in connection with the repurchase of Stock or Stock Equivalents) which with the previous such cash payments in the three immediately preceding Fiscal Quarters are not in excess of the greater of (i) ninety percent (90%) of the Funds From Operations of the Parent during such preceding Rolling Period and (ii) the greater of (A) the amount required for the Parent to maintain its status as a REIT or (B) the amount required to ensure that the Parent will avoid imposition of an excise tax for failure to make certain minimum distributions on a calendar year basis;

(b) provided no Default has occurred and is continuing or would result therefrom, the Borrower shall be entitled to make cash distributions to its partners, including the Parent;

(c) a Subsidiary of the Borrower may make a Restricted Payment to the Borrower,

(d) the limited partners of the Borrower shall be entitled to exchange limited partnership interests in the Borrower for the Parent’s stock or redeem such interests for cash, as provided in the Borrower’s limited partnership agreement;

(e) the Borrower shall be entitled to issue limited partnership interests in the Borrower in exchange of ownership interests in Subsidiaries and Unconsolidated Entities which own a Future Property to the extent such Investment is permitted pursuant to the provisions of Section 6.07;

(f) provided no Default has occurred and is continuing or would result therefrom, the Parent may pay cash dividends to the holders of the Parent preferred stock permitted by this Agreement, but may not purchase or redeem such preferred stock; and

(g) provided no Default has occurred and is continuing or would result therefrom, the Parent may repurchase up to $25,000,000 of Parent Common Stock in the aggregate.

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default shall have occurred and be continuing, the Parent may only declare or make cash distributions to its shareholders during any Fiscal Quarter in an aggregate amount not to exceed the minimum amount necessary for the Parent to maintain its status as a REIT. If a Default or Event of Default specified in Section 8.1(a) or Section 8.1(f) of this Agreement shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 8.2 of this Agreement, the Parent shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments to any Person whatsoever other than to the Borrower or any of its Subsidiaries.

Section 6.05. Fundamental Changes; Asset Dispositions. Neither the Parent, the Borrower, nor any of their respective Subsidiaries (other than the Permitted Other Subsidiaries) will, (a) merge or consolidate with or into any other Person, unless (i) a Guarantor is merged into the Borrower or another Guarantor and the Borrower or such other Guarantor, as the case may be, is the surviving Person or a Subsidiary (other than a Permitted Other Subsidiary which has Indebtedness other than the Obligations) is merged into any Subsidiary (other than a Permitted Other Subsidiary which has Indebtedness other than the Obligations), and (ii) immediately after giving effect to any such proposed transaction no Default would exist; (b) sell, transfer, or otherwise dispose of all or any of the such Person’s material property except for a Permitted Hotel Sale, dispositions or replacements of personal property in the ordinary course of business, or Hotel Properties which are not Unencumbered Properties; (c) sell or otherwise dispose of any material shares of capital stock, membership interests or partnership interests of any Subsidiary (except for a Permitted Other Subsidiary); (d) except for sales of ownership interests permitted under this Agreement and the issuance of limited partnership interests in the Borrower in exchange for ownership interests in Subsidiaries and Unconsolidated Entities to the extent permitted pursuant to the provisions of Section 6.04, materially alter the corporate, capital or legal structure of any such Person (except for a Permitted Other Subsidiary); (e) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) provided that nothing herein shall prohibit the Borrower from dissolving any Subsidiary which has no assets on the date of dissolution or (f) materially alter the character of their respective businesses from that conducted as of the date of this Agreement; provided that the Parent can issue preferred stock in the Parent which is not deemed Indebtedness under this Agreement if (i) the offering memorandum for such Capitalization Event reflects that such Capitalization Event is permitted by this Agreement and contains provisions pertaining to the use of proceeds from such Capitalization Event which are acceptable to the Administrative Agent in its reasonable discretion and (ii) thereafter the proceeds from such Capitalization Event are used in accordance with such offering memorandum provisions pertaining to the use of proceeds.

Section 6.06. Participating Lessee Ownership. Neither the Parent nor the Borrower shall, nor shall permit any of their respective Subsidiaries to, own directly or indirectly such a percentage of the beneficial ownership interest in any participating lessee as would cause a potential Event of Default under Section 8.01(o) of this Agreement.

Section 6.07. Investments, Loans, Future Properties. Neither the Parent nor the Borrower shall, nor shall permit any of their respective Subsidiaries to, acquire by purchase, or otherwise, all or substantially all of the business, property or fixed assets of any Person or any Hotel

Property, make or permit to exist any loans, advances or capital contributions to, or make any Investments in (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or purchase or commit to purchase any evidences of Indebtedness of, stock or other securities, partnership interests, member interests or other interests in any Person, except the following (provided that after giving effect thereto there shall exist no Default):

(a) the purchase of Liquid Investments with any Person which qualifies as an Eligible Assignee;

(b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms, and other assets owned in the ordinary course of owning the Parent Hotel Properties;

(c) a Future Property which qualifies as an Unencumbered Property or a Permitted Non-Unencumbered Property; provided that no such individual Hotel Property shall exceed 30% of the Consolidated Total Assets;

(d) Investments in (i) unimproved land which do not in the aggregate have an Investment Amount which exceeds 5% of the Consolidated Total Assets; (ii) Development Properties which do not in the aggregate have an Investment Amount which exceeds 15% of the Consolidated Total Assets, (iii) Unconsolidated Entities (A) which do not in the aggregate have an Investment Amount which exceeds 15% of the Consolidated Total Assets, (B) for which the Investment Amounts for those Investments which are in the form of preferred stock or a loan or advance do not exceed the aggregate .5% of Consolidated Total Assets, and (C) which have not for any individual Unconsolidated Entity incurred Indebtedness which exceeds 75% of the lesser of the appraised value or the Investment Amount of the Hotel Properties owned by such Unconsolidated Entity, and (iv) mortgages, deeds of trust, deeds to secure debt or similar instruments that are a lien on real property which are improved by fully operational hotels and secure Indebtedness evidenced by a note or bond which do not in the aggregate have an Investment Amount which exceeds 10% of the Consolidated Total Assets; provided that the aggregate Investment Amount for all Investments made pursuant to this Section 6.07(d) shall not exceed 30% of the Consolidated Total Assets; and

(e) the Investment in LaSalle Leasing.

Notwithstanding the foregoing, neither the Borrower, nor the Parent, nor their respective Subsidiaries shall acquire a Future Property or otherwise make an Investment which would (a) cause a Default, (b) cause or result in the Borrower or the Parent failing to comply with any of the financial covenants contained herein, (c) cause the aggregate Investment Amount for (i) all Future Properties located outside the United States and (ii) all Investments made pursuant to Section 6.07(d) which are either located outside the United States or in an Unconsolidated Entity which has at least 50% of its assets located outside the United States to exceed 10% of the Consolidated Total Assets or (e) cause the Parent’s or any Subsidiary’s Investment in the Personal Property for any Hotel Property to cause a potential Event of Default under Section 8.01(o) of this Agreement.

Section 6.08. Affiliate Transactions. Except as otherwise approved by a majority of the Board of Trustees of the Parent including a majority of the independent trustees, the Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly (a) any transfer, sale, lease, assignment or other disposal of any assets to any Affiliate of the Borrower which is not a Guarantor or any purchase or acquisition of assets from any such Affiliate; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate), other than in the ordinary course of business and at market rates.

Section 6.09. Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person, whereby in contemporaneous transactions the Borrower or such Subsidiary sells essentially all of its right, title and interest in a material asset and the Borrower or such Subsidiary acquires or leases back the right to use such property.

Section 6.10. Sale or Discount of Receivables. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable, other than in the ordinary course of business and consistent with past and existing business practices.

Section 6.11. Restriction on Negative Pledges. The Borrower will not, and will not permit any of its Subsidiaries that are Guarantors to, enter into or suffer to exist any agreement (other than this Agreement and the Credit Documents) prohibiting the creation or assumption of any Lien upon the Unencumbered Properties, whether now owned or hereafter acquired; provided that, the Borrower and its Subsidiaries that are Guarantors may permit a Lien upon a Hotel Property that was an Unencumbered Property at the end of the immediately proceeding Fiscal Quarter of the Parent, so long as no Default exists at such time or would be caused thereby and the Borrower has provided to the Administrative Agent a Compliance Certificate evidencing pro forma compliance with Article VII hereof.

Section 6.12. Intentionally Deleted.

Section 6.13. Material Documents. The Borrower will not, nor will it permit any of its Subsidiaries (other than Permitted Other Subsidiaries) to, enter into any termination, material modification or material amendment of any of the following documents without the written consent of the Administrative Agent:

(a) Qualified Ground Lease; and

(b) Any other material agreement.

Any termination, modification or amendment prohibited under this Section 6.13 shall, to the extent permitted by applicable law, be void and of no force and effect.

Section 6.14. Limitations on Development, Construction, Renovation and Purchase of Hotel Properties. Neither the Parent nor the Borrower shall or shall permit any of their respective Subsidiaries to (a) engage in the development, construction or expansion of any Hotel Properties (except for Development Properties permitted by the provisions of Section 6.07) or (b) enter into any binding agreements to purchase Hotel Properties or other assets; provided that the Parent, the Borrower and their Subsidiaries may enter into binding agreements to purchase Hotel Properties or other assets if at all times such Person has available sources of capital equal to the portion of the purchase price of such Hotel Properties or other assets which constitutes a recourse obligation of the Parent, the Borrower or its Subsidiary, which available sources of capital may include Advances to the extent that the Borrower may borrow the same for the purposes required or other Indebtedness permitted by the terms of this Agreement.

ARTICLE VII

FINANCIAL COVENANTS

So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment hereunder, unless the Administrative Agent shall otherwise consent in writing (subject to the provisions of Section 10.01), the Borrower agrees to comply and cause the Parent to comply with the following covenants.

Section 7.01. Fixed Charge Coverage Ratio. The Parent shall maintain at the end of each Rolling Period a Fixed Charge Coverage Ratio of not less than 1.20 to 1.0.

Section 7.02. Interest Coverage Ratio. The Parent shall maintain at the end of each Rolling Period an Interest Coverage Ratio of not less than 2.25 to 1.0.

Section 7.03. Unsecured Interest Coverage Ratio. The Parent shall maintain at the end of each Rolling Period an Unsecured Interest Coverage Ratio of not less than 2.25 to 1.0.

Section 7.04. Maintenance of Net Worth. The Parent shall at all times maintain an Adjusted Net Worth of not less than the Minimum Tangible Net Worth.

Section 7.05. Limitations on Total Liabilities. The Parent shall not at any time permit the Leverage Ratio to be greater than 5.50 to 1.0.

Section 7.06. Limitations on Unsecured Indebtedness. The Parent shall not at any time on a Consolidated basis permit the ratio of (a) the Parent’s Unsecured Indebtedness to (b) the Unencumbered Asset Value to exceed .55 to 1.00.

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES

Section 8.01. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:

(a) Principal or Letter of Credit Obligation Payment. The Borrower shall fail to pay any principal of any Note or any Letter of Credit Obligation when the same becomes due and payable as set forth in this Agreement;

(b) Interest or Other Obligation Payment. The Borrower shall fail to pay any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document when the same becomes due and payable as set forth in this Agreement, provided however that the Borrower will have a grace period of five days after the payments covered by this Section 8.01(b) becomes due and payable for the first two defaults under this Section 8.01(b) in every calendar year;

(c) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Subsidiary in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(d) Covenant Breaches. (i) The Borrower shall fail to perform or observe any covenant contained in Sections 5.02(a)(i), (b)(i) or (f), Article VI or Article VII of this Agreement or the Borrower shall fail to perform or observe, or shall fail to cause any Guarantor to perform or observe any covenant in any Credit Document beyond any notice and/or cure period for such default expressly provided in such Credit Document or (ii) the Borrower or any Guarantor shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) above or any other provision of this Section 8.01, in each case if such failure shall remain unremedied for 30 days after the earlier of the date written notice of such default shall have been given to the Borrower or such Guarantor by the Administrative Agent or any Bank or the date a Responsible Officer of the Borrower or any Guarantor has actual knowledge of such default, unless such default in this clause (ii) cannot be cured in such 30 day period and the Borrower is diligently proceeding to cure, or caused to be cured, such default, in which event the cure period shall be extended to 90 days;

(e) Cross-Defaults. (i) with respect to (A) any Secured Non-Recourse Indebtedness which is outstanding in a principal amount of at least 1% of Consolidated Total Assets individually or when aggregated with all such Secured Non-Recourse Indebtedness of the Borrower, the Parent or any of their respective Subsidiaries or (B) any other Indebtedness (but excluding Indebtedness evidenced by the Notes) which is outstanding in a principal amount of at least .5% of Consolidated Total Assets individually or when aggregated with all such Indebtedness of the Borrower, the Parent or any of their respective Subsidiaries, any of the following:

(A) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof,

(B) the Borrower, the Parent or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest of any of such Indebtedness (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or

(C) any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to permit the holders of such Indebtedness to accelerate the maturity of such Indebtedness;

(f) Insolvency. The Borrower, the Parent, any of their respective Subsidiaries, or any participating lessee or any property manager for Hotel Properties which comprise twenty-five percent (25%) or more of the Unencumbered Property Hotel Value shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Parent, any of their respective Subsidiaries, or any participating lessee or any property manager for Hotel Properties which comprise twenty-five percent (25%) or more of the Unencumbered Property Hotel Value seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower, the Parent, any of their respective Subsidiaries, or any participating lessee or any property manager for Hotel Properties which comprise twenty-five percent (25%) or more of the Unencumbered Property Hotel Value, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower, the Parent, any of their respective Subsidiaries, or any participating lessee or any property manager for Hotel Properties which comprise twenty-five percent (25%) or more of the Unencumbered Property Hotel Value shall take any corporate action to authorize any of the actions set forth above in this paragraph (f);

(g) Judgments. Any judgment or order for the payment of money in excess of 1.0% of Consolidated Total Assets (reduced for purposes of this paragraph for the amount in respect of such judgment or order that a reputable insurer has acknowledged being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower, the Parent or any of their respective Subsidiaries which, within 60 days from the date such final judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;

(h) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Parent or the Borrower in good faith and by appropriate proceedings, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent, the Borrower or any member of a Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Parent or the Borrower in good faith and by appropriate proceedings, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any Guarantor to any tax, penalty or other liabilities in the aggregate exceeding 1.0% of Consolidated Total Assets at the time of such event or upon occurrence of such condition;

(i) Guaranty. Any Guaranty shall for any reason cease to be valid and binding on any Guarantor or any Guarantor shall so state in writing;

(j) Environmental Indemnity. Any Environmental Indemnity shall for any reason cease to be valid and binding on any Person party thereto or any such Person shall so state in writing;

(k) Intentionally Omitted;

(l) LaSalle Leasing. The Borrower shall for any reason cease to own, directly or indirectly, at least 99.9% of the equity interests in LaSalle Leasing.

(m) Default Under Qualified Ground Lease. Qualified Ground Leases for Hotel Properties which comprise twenty-five percent (25%) or more of the Unencumbered Property Hotel Value have in the aggregate either (i) been terminated because of a default by the lessee under such Qualified Ground Lease or (ii) are subject to a default by the lessee under such Qualified Ground Lease which has not been cured or waived 10 days prior to the date the ground lessors under such Qualified Ground Lease would have the right to terminate such Qualified Ground Leases;

(n) Intentionally Omitted;

(o) Parent’s REIT Status. There shall be a determination from the applicable Governmental Authority from which no appeal can be taken that the Parent’s tax status as a REIT has been lost;

(p) Parent Common Stock. The Parent at any time hereafter fails to cause the Parent Common Stock to be duly listed on the New York Stock Exchange, Inc.; or

(q) Changes in Ownership and Control. Any of the following occur without the written consent of the Required Lenders: (A) the Parent (i) amends the Borrower’s partnership agreement in any material respect, (ii) admits a new general partner to the Borrower, (iii) own less than 70% of the partnership interests in and beneficial ownership of the Borrower, or (iv) resigns as general partner of the Borrower, or (B) the failure of individuals who are members of the board of directors (or similar governing body) of the Parent on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Parent.

Section 8.02. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (f) of Section 8.01 with respect to the Borrower or the Parent) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Bank to make Advances and the obligation of each Issuing Bank to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon, the Letter of Credit Obligations, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, all such Letter of Credit Obligations and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Credit Documents for the ratable benefit of the Banks by appropriate proceedings.

Section 8.03. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (f) of Section 8.01 with respect to the Borrower or the Parent shall occur,

(a) the obligation of each Bank to make Advances and the obligation of each Issuing Bank to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, all Letter of Credit Obligations, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower and

(b) to the extent permitted by law or court order, the Borrower shall deposit into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

Section 8.04. Cash Collateral Account.

(a) Pledge. The Borrower hereby pledges, and grants to the Administrative Agent for the benefit of the Banks, a security interest in all funds held in the Cash Collateral Account maintained with Harris Trust and Savings Bank from time to time, but under the control of the Administrative Agent, and all proceeds thereof, as security for the payment of the Obligations, including without limitation all Letter of Credit Obligations owing to any Issuing Bank or any other Bank due and to become due from the Borrower to any Issuing Bank or any other Bank under this Agreement in connection with the Letters of Credit and the Borrower agrees to execute all cash management or cash collateral agreements and UCC-1 Financing Statements requested by the Administrative Agent as needed or desirable for the Administrative Agent to have a perfected first lien security interest in the Cash Collateral Account.

(n) Application against Letter of Credit Obligations. The Administrative Agent may, at any time or from time to time apply funds then held in the Cash Collateral Account to the payment of any Letter of Credit Obligations owing to any Issuing Bank, in such order as the Administrative Agent may elect, as shall have become or shall become due and payable by the Borrower to any Issuing Bank under this Agreement in connection with the Letters of Credit.

(c) Duty of Care. The Administrative Agent shall cause Harris Trust and Savings Bank to exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and Harris Trust and Savings Bank shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which Harris Trust and Savings Bank accords its own property, it being understood that neither Harris Trust and Savings Bank, nor the Administrative Agent shall have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

Section 8.05. Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or the Banks is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 8.06. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the granting of the consent, if any, specified by Section 8.02 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 8.02 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 8.03, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Bank, and the other Credit Documents, irrespective of whether or not such Bank shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Bank agrees to promptly notify the Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

ARTICLE IX

AGENCY AND ISSUING BANK PROVISIONS

Section 9.01. Authorization and Action. Each Bank hereby appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law. The functions of the Administrative Agent are administerial in nature and in no event shall the Administrative Agent have a fiduciary or trustee relation in respect of any Bank by reason of this Agreement or any other Credit Document. Within 5 Business Days of the Administrative Agent or a Bank receiving actual notice (without any duty to investigate) of a Default, the Administrative Agent or such Bank, as applicable, will provide written notice of such Default to the Banks.

Section 9.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including such Person’s own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Parent, the Borrower or their Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.03. Administrative Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent. The term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

Section 9.04. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the Parent’s and the Borrower’s financial statements and the Parent’s filings under the Exchange Act and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 9.05. Indemnification. The Banks severally agree to indemnify the Administrative Agent and each Issuing Bank (to the extent not reimbursed by the Borrower), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the

Administrative Agent or such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or such Issuing Bank under this Agreement or any other Credit Document (including the Administrative Agent’s or such Issuing Bank’s own negligence), provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

Section 9.06. Successor Administrative Agent and Issuing Banks. The Administrative Agent or any Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or Issuing Bank acceptable to the Borrower. If no successor Administrative Agent or Issuing Bank shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Issuing Bank’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent or Issuing Bank, then the retiring Administrative Agent or Issuing Bank may, on behalf of the Banks and the Borrower, appoint a successor Administrative Agent or Issuing Bank acceptable to the Borrower, which shall be a commercial bank meeting the financial requirements of an Eligible Assignee and, in the case of an Issuing Bank, a Bank. Upon the acceptance of any appointment as Administrative Agent or Issuing Bank by a successor Administrative Agent or Issuing Bank, such successor Administrative Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Issuing Bank, and the retiring Administrative Agent or Issuing Bank shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Bank shall remain an Issuing Bank with respect to any Letters of Credit issued by such Issuing Bank and outstanding on the effective date of its resignation or removal and the provisions affecting such Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing Bank’s resignation or removal hereunder as Administrative Agent or Issuing Bank, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Administrative Agent or Issuing Bank under this Agreement and the other Credit Documents.

Section 9.07. Syndication Agent, Co-Arrangers and Co-Book Runners. Bank of America, N.A. shall be named Syndication Agent under the Credit Documents, but the Syndication Agent shall have no right or duty to act as agent on behalf of the Banks in such capacity. Banc of America Securities Inc. shall be named Co-Arranger and Co-Book Runner under the Credit Documents, but such Co-Arranger and Co-Book Runner shall have no right or duty to act as agent on behalf of the Banks in such capacities. Harris Nesbitt Corp. shall also be named Co-Arranger and Co-Book Runner under the Credit Documents, but such Co-Arranger and Co-Book Runner shall have no right or duty to act as agent on behalf of the Banks in such capacities.

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, nor increase in the aggregate Commitments of the Banks, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall increase the Commitment of any Bank without the written consent of such Bank, and no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) increase the aggregate Commitments of the Banks in excess of $400,000,000, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document or otherwise release the Borrower from any Obligations, (c) postpone any date fixed for any scheduled payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) change the percentage of the Commitments of the Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (e) amend this Section 10.01, (f) amend the definition of “Required Lenders”, (g) amend the definition of “Hotel Value”, but not the definitions that are used in such definition, or (h) release the Parent from its obligations under the Guaranty; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or any Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent or such Issuing Bank, as the case may be, under this Agreement or any other Credit Document. In addition, none of the following decisions shall be made without the written consent of the Required Lenders:

(a) release any Guarantor except the Parent from its obligations under any of the Guaranties, provided that the Administrative Agent can, if no Default then exists, release any Subsidiary of the Borrower which no longer is a Property Owner of an Unencumbered Property;

(b) release any Person from its obligations under any of the Environmental Indemnities;

(c) any determination to make a Borrowing after the occurrence and during the continuance of an Event of Default;

(d) increases the maximum duration of Interest Periods permitted under this Agreement;

(e) any waiver or any amendment to the financial covenants contained in Article VII of this Agreement or any definitions used therein;

(f) any material waiver or modification of the covenants contained in Article V or Article VI;

(g) any amendment, supplement or modification to, or waiver of, the provisions of Section 8.01 of this Agreement;

(h) any determination to send notice to the Borrower of, or otherwise declare, an Event of Default pursuant to Section 8.01 of this Agreement;

(i) any determination to accelerate the Obligations pursuant to Section 8.02 of this Agreement;

(j) any exercise remedies under any Credit Document;

(k) any material decision regarding the operation, maintenance, sale or other disposition of any Property after the foreclosure upon such Property, provided that Administrative Agent shall be able to take any action it determines necessary to preserve or maintain any such Property and provided further that if the Required Lenders cannot agree on the sale or disposition of such Property, the Administrative Agent shall not sell or dispose of such Property, but shall continue to hold such Property for the benefit of the Banks;

(l) any waiver for more than 45 days of, or any material amendment to, the reporting requirements set forth in clauses (a)-(d) of Section 5.05 of this Agreement;

(m) any material waiver of the conditions to a Hotel Property qualifying as either an Unencumbered Property or a Permitted Non-Unencumbered Property; and

(n) any other material waiver or modification of the Credit Documents.

Any amendment to a covenant of the Parent or any of its Subsidiaries or amendment to a definition shall require the Borrower’s written consent.

Section 10.02. Notices, Etc. Except as specifically provided herein, all notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, (a) if to the Borrower, at its address at 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, Attention: Mr. Hans S. Weger, with a copy to Brad S. Markoff at DLA Piper Rudnick Gary Cary US LLP, 4700 Six Forks, 2nd Floor, Raleigh, North Carolina 27609 (telephone: (919) 786-2010; telecopy (919) 786-2200) and a copy to Robert K. Hagan at Hagan & Associates, Suite 4322, 200 East Randolph Drive, Chicago, Illinois 60601 (telephone: (312) 228-2050; telecopy (312) 228-0982); (b) if to any Bank at its Domestic Lending Office; (c) if to the Administrative Agent or to Bank of Montreal, Chicago Branch in its capacity as an Issuing Bank, at its address at 111 West

Monroe Street, Chicago, Illinois 60603, Attention: Thomas A. Batterham, (telecopy: (312) 293-5852; telephone: (312) 293-8364); or, (d) as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or Article IX shall not be effective until received by the Administrative Agent.

Section 10.03. No Waiver; Remedies. No failure on the part of any Bank, the Administrative Agent, or any Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.

Section 10.04. Costs and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, due diligence, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents and syndication of the Obligations including, without limitation, (a) the reasonable fees and out-of-pocket expenses of Chapman and Cutler LLP, counsel for the Administrative Agent, and (b) to the extent not included in the foregoing, the costs of any local counsel, travel expenses of the Administrative Agent and its consultants and representatives, engineering reports, environmental reports, mortgage and intangible taxes (if any), and any title or Uniform Commercial Code search costs, any flood plain search costs, insurance consultant costs and other costs usual and customary in connection with a credit facility of this type. In addition, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses, if any, of the Administrative Agent, the Syndication Agent, each Issuing Bank, and each Bank (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent, such Issuing Bank, and each Bank) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Credit Documents.

Section 10.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Bank, either received a counterpart hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Bank, and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.

Section 10.06. Bank Assignments and Participations.

(a) Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank’s rights and obligations under this Agreement and shall involve a ratable assignment of such Bank’s Commitment, such Bank’s Advances and such Bank’s participation in Letter of Credit Exposure, (ii) the amount of the resulting Commitment and Advances of the assigning Bank (unless it is assigning all its Commitment) and the assignee Bank pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, (v) the Administrative Agent shall consent to such assignment, which consent shall not be unreasonably withheld or delayed, and (vi) each Eligible Assignee (other than an Eligible Assignee which is an Affiliate of the assigning Bank) shall pay to the Administrative Agent a $3,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto). Notwithstanding anything herein to the contrary, any Bank may assign, as collateral or otherwise, any of its rights under the Credit Documents to any Federal Reserve Bank, and this Section shall not apply to any such assignment.

(b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements and filings under the Exchange Act referred to in Sections 4.06 and 5.05, if applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(c) The Register. The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Note subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit B, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note, a new Note payable to the order of such Eligible Assignee in amount equal to, respectively, the Commitment and the outstanding Advances assumed by it pursuant to such Assignment and Acceptance, and if the assigning Bank has retained any Commitment hereunder, a new Note payable to the order of such Bank in an amount equal to, respectively, the Commitment and the outstanding Advances retained by it hereunder. Such new Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit A.

(e) Participations. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the Issuing Banks and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (v) such Bank shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of any Note in which the participant has an interest, reductions in fees or interest, or extending the Maturity Date except as permitted in this Agreement. The Borrower hereby agrees that participants shall have the same rights under Sections 2.08, 2.09, and 2.11(c) hereof as the Bank to the extent of their respective participations, provided that no participant shall be able to collect in excess of amounts payable to the Bank selling to such participant under such Sections in respect of the interest sold to such participant or to collect any such amounts from the Borrower.

(f) Confidentiality. Each Bank may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from or on behalf of such Bank in accordance with Section 10.20. Such Bank shall promptly deliver a signed copy of any such confidentiality agreement to the Administrative Agent.

Section 10.07. Indemnification. The Borrower shall indemnify the Administrative Agent, the Banks (in any capacity or title and including any lender which was a Bank hereunder prior to any full assignment of its Commitment), the Issuing Banks, and each affiliate thereof and their respective directors, officers, employees and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Borrower or any Affiliate of the Borrower of the proceeds of any Advance, (ii) any breach by the Borrower or any Guarantor of any provision of this Agreement or any other Credit Document, (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (iv) any Environmental Claim or requirement of Environmental Laws concerning or relating to the present or previously-owned or operated properties, or the operations or business, of the Borrower or any of its Subsidiaries, and the Borrower shall reimburse the Administrative Agent, each Issuing Bank, and each Bank, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; and expressly including any such losses, liabilities, claims, damages, or expense incurred by reason of the Person being indemnified’s own negligence, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

Section 10.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.09. Survival of Representations, Indemnifications, etc. All representations, warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c), 9.05 and 10.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 10.10. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 10.11. Entire Agreement. This Agreement, the Notes and the other Credit Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

Section 10.12. Usury Not Intended. It is the intent of the Borrower and each Bank in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Bank including such applicable laws of the State of New York and the United States of America from time to time in effect. In furtherance thereof, the Banks and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Bank receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Banks shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 10.13. GOVERNING LAW. ANY DISPUTE BETWEEN THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK, ANY BANK, OR ANY INDEMNITEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

Section 10.14. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(a) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (a) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(b) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, ANY BANK OR ANY INDEMNITEE SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (b).

(c) SERVICE OF PROCESS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR THE BANKS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE ADMINISTRATIVE AGENT OR THE BANKS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) WAIVER OF BOND. THE BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

Section 10.15. Knowledge of Borrower. For purposes of this Agreement, “knowledge of the Borrower” means the actual knowledge of any of the executive officers and all other Responsible Officers of the Parent.

Section 10.16. Banks Not in Control. None of the covenants or other provisions contained in the Credit Documents shall or shall be deemed to, give the Banks the rights or power to exercise control over the affairs and/or management of the Borrower, any of its Subsidiaries or any Guarantor, the power of the Banks being limited to the right to exercise the remedies provided in the Credit Documents; provided, however, that if any Bank becomes the owner of any stock, or other equity interest in, any Person whether through foreclosure or otherwise, such Bank shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by being owner of such stock, or other equity interest in, such Person.

Section 10.17. Headings Descriptive. The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 10.18. Time is of the Essence. Time is of the essence under the Credit Documents.

Section 10.19. SCOPE OF INDEMNITIES. THE BORROWER ACKNOWLEDGES AND AGREES THAT CERTAIN OF ITS OBLIGATIONS AND INDEMNITIES UNDER THIS AGREEMENT INCLUDE ANY CLAIMS RESULTING FROM THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF THE ADMINISTRATIVE AGENT, THE BANKS, OR ANY OTHER PERSON BEING INDEMNIFIED.

Section 10.20. Confidentiality. (a) The Administrative Agent, Issuing Bank and each Bank severally agrees that it will use its best efforts not to disclose without the prior written consent of the Parent or the Borrower (other than to an Affiliate or such Person’s or their Affiliate’s directors, officers, employees, auditors, regulators or counsel) any information with respect to the Parent or the Borrower which is furnished pursuant to this Agreement except that the Administrative Agent, Issuing Bank and each Bank may disclose any such information (a) which is or becomes generally available to the public other than by a breach of this Section 10.20, (b) which is known by or becomes known by such Person from another Person, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority (whether in the United States or elsewhere), (d) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Agent, Issuing Bank or Bank and (e) to any prospective participant or assignee in connection with any contemplated transfer pursuant to Section 10.06 in accordance with the provisions of Section 10.06(f).

(b) Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Credit Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Credit Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Credit Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

Section 10.21. USA Patriot Act Notice. Compliance. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an ‘account” with such financial institution. Consequently, the Administrative Agent (for itself and/or as Administrative Agent for all Banks hereunder) may from time-to-time request, and the Borrower shall provide the Administrative Agent, the Borrower’s and each Guarantor’s name, address, tax identification number and/or such other identification information as shall be necessary for each Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Section 10.22. Amendment and Restatement. This Agreement shall become effective on the Closing Date and shall supersede all provisions of the Prior Credit Agreement and any reference to the Prior Credit Agreement in any other instrument or document shall, without more, be deemed to refer to this Agreement.

Section 10.23. Removal of Banks and Assignment of Interests; Equalization of Outstanding Obligations. (a) Removal of Banks and Assignment of Interests. Each Departing Bank hereby severally agrees to sell and assign without representation, recourse, or warranty (except each Departing Bank represents it has authority to execute and deliver this Agreement and sell its Obligations contemplated hereby, which Obligations are owned by the relevant Departing Bank free and clear of all liens), and upon the satisfaction of the conditions precedent set forth in Section 3.1 hereof the Banks hereby agree to purchase, 100% of each such Departing Bank’s outstanding Obligations under the Prior Credit Agreement and the Credit Documents for a purchase price equal to the outstanding principal balance of Loans and accrued but unpaid interest and fees owed to the relevant Departing Bank under the Prior Credit Agreement as of the Closing Date, which purchase price shall be paid in immediately available funds on the Closing Date. Such purchases and sales shall be arranged through the Administrative Agent and the Departing Banks hereby agree to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith. Upon the execution and delivery of this Agreement by each of the Departing Banks, the Banks, and the Borrower and the payment of the Obligations owing to the Departing Banks, the Departing Banks shall cease to be Banks and (i) the Banks shall have the rights of the Departing Banks under the Credit Documents subject to the terms and conditions hereof and (ii) the Departing Banks shall have relinquished their rights (other than rights to indemnification and reimbursements referred to in the Prior Credit Agreement which survive the repayment of the Obligations owed to the Departing Banks in accordance with its terms) and be released from their obligations as Banks. The parties hereto agree that, except as provided for in the preceding sentence, all references in the Credit Documents to the Banks or any Bank shall from and after the date hereof no longer include the Departing Banks.

(b) Equalization of Outstanding Obligations. Upon the satisfaction of the conditions precedent set forth in Section 3.1 hereof, all Loans and Letters of Credit outstanding under, and as defined in, the Prior Credit Agreement shall remain outstanding as the initial Borrowing of Loans and Letters of Credit under this Agreement. On the Closing Date, the Banks each agree to make such purchases and sales of interests in the outstanding Loans and interests in outstanding Letters of Credit between themselves so that each Bank is then holding its Pro Rata Share of outstanding Loans and interests in Letters of Credit. Such purchases and sales shall be arranged through the Administrative Agent and each Bank hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith.

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

EXECUTED as of the date first referenced above.

BORROWER:

LASALLE HOTEL OPERATING PARTNERSHIP, L.P.

By:	LaSalle Hotel Properties, its general partner

By:	/s/ Hans Weger
Name:	Hans Weger
Title:	Chief Financial Officer

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

BANK OF MONTREAL, CHICAGO BRANCH, individually and as Administrative Agent

By:	/s/ Thomas A. Batterham
Name:	Thomas A. Batterham
Title:	Vice President

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., individually and as Syndication Agent

By:	/s/ Roger C. Davis
Name:	Roger C. Davis
Title:	Senior Vice President

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ John C. Hein
Name:	John C. Hein
Title:	GSVP

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

ROYAL BANK OF SCOTLAND PLC

By:	/s/ Timothy J. McNaught
Name:	Timothy J. McNaught
Title:	Senior Vice President

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Andrew D. Stickney
Name:	Andrew D. Stickney
Title:	Vice President

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

WACHOVIA BANK, NA

By:	/s/ LeRoy Savage
Name:	LeRoy Savage
Title:	Vice President

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Mark F. Monahan
Name:	Mark F. Monahan
Title:	Vice President

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

RAYMOND JAMES BANK, FSB

By:	/s/ Andrew Hahn
Name:	Andrew Hahn
Title:	Vice President

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Maureen A. Dunne
Name:	Maureen A. Dunne
Title:	Senior Vice President

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

The undersigned Departing Lender hereby executes and delivers this Amended and Restated Senior Unsecured Credit Agreement solely for the purposes set forth in Section 10.23 above.

FLEET NATIONAL BANK

By:	/s/ Roger C. Davis
Name:	Roger C. Davis
Title:	Senior Vice President

[SIGNATURE PAGE OF AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT]

The undersigned Departing Lender hereby executes and delivers this Amended and Restated Senior Unsecured Credit Agreement solely for the purposes set forth in Section 10.23 above.

BANK OF NOVA SCOTIA

By:	/s/
Name:
Title:	Managing Director